Filed Pursuant to Rule 424(b)(3)

Registration No. 333-221504

PROSPECTUS

Andeavor

Offers to Exchange

Up to $850,000,000 aggregate principal amount of new 4.750% Senior Notes due 2023 registered under the

Securities Act of 1933, for any and all outstanding unregistered 4.750% Senior Notes due 2023, and

Up to $750,000,000 aggregate principal amount of new 5.125% Senior Notes due 2026 registered under the

Securities Act of 1933, for any and all outstanding unregistered 5.125% Senior Notes due 2026

Andeavor (“Andeavor” or the “Offeror”) is offering to exchange (i) new registered 4.750% Senior Notes due 2023 (the “2023 Exchange Notes”) for its outstanding unregistered 4.750% Senior Notes due 2023 (the “2023 Original Notes”) and (ii) new registered 5.125% Senior Notes due 2026 (the “2026 Exchange Notes” and, together with the 2023 Exchange Notes, the “Exchange Notes”) for its outstanding unregistered 5.125% Senior Notes due 2026 (the “2026 Original Notes” and, together with the 2023 Original Notes, the “Original Notes”). The Original Notes and the Exchange Notes are sometimes referred to in this prospectus together as the “notes”. The terms of each series of the Exchange Notes are substantially identical to the terms of the applicable series of Original Notes, except that the Exchange Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and there are certain differences relating to transfer restrictions, registration rights and payment of additional interest in case of non-registration. We refer to these offers as the “Exchange Offers”.

The Exchange Offers will expire at 5:00 p.m., New York City time, on January 17, 2018, unless extended or earlier terminated by us (such date, as the same may be extended or earlier terminated with respect to either or both series of Exchange Notes, the “Expiration Date”). Holders may withdraw their tendered Original Notes at any time at or prior to the Expiration Date of the Exchange Offers.

The Exchange Notes will be general senior unsecured obligations and will rank equal in right of payment with all of Andeavor’s existing and future senior indebtedness, including Andeavor’s existing senior notes, amounts outstanding under Andeavor’s revolving credit facility and any reimbursement obligations outstanding under Andeavor’s letter of credit facilities. The notes will rank senior to any future subordinated indebtedness Andeavor may incur. The notes will be effectively junior to all of Andeavor’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness. See “Description of Exchange Notes”.

Andeavor agreed with Goldman, Sachs & Co., J.P. Morgan Securities LLC, Mizuho Securities USA Inc., MUFG Securities Americas Inc., Wells Fargo Securities, LLC, SunTrust Robinson Humphrey, Inc. and UBS Securities LLC, the initial purchasers of the Original Notes (the “Initial Purchasers”), to make this offer and to register the issuance of the Exchange Notes after the initial sale of the Original Notes.

No public market currently exists for the Original Notes and we cannot assure you that any public market for the Exchange Notes will develop. The Exchange Notes will not be listed on any national securities exchange.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution” below.

Investing in the Exchange Notes involves risks. See “Risk Factors” on page 10 of this prospectus and the other risk factors incorporated by reference into this prospectus, to read about factors you should consider before investing in the Exchange Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 15, 2017.

ABOUT THIS PROSPECTUS

No person has been authorized to give any information or any representation concerning us or the Exchange Offers (other than as contained in this prospectus or the related letter of transmittal) and we take no responsibility for, nor can we provide any assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of the incorporated document, as applicable.

In making an investment decision, prospective investors must rely on their own examination of us, and the terms of the Exchange Offers, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Exchange Offers and to invest in the Exchange Notes under applicable legal investment or similar laws or regulations.

There are no guaranteed delivery provisions provided for in conjunction with the Exchange Offers under the terms of this prospectus and the accompanying letter of transmittal. Tendering holders must tender their Original Notes in accordance with the procedures set forth under “The Exchange Offers—Procedures for Tendering Original Notes”.

This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. See “Incorporation of Certain Documents by Reference”.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY

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OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

On June 1, 2017, we completed our acquisition of Western Refining, Inc., (“Western Refining”) which became our wholly owned subsidiary (the “WNR Merger”). Effective August 1, 2017, Tesoro Corporation changed its name to Andeavor. On October 30, 2017, the merger of Western Refining Logistics, LP into Andeavor Logistics LP (formerly Tesoro Logistics LP) (the “WNRL Merger”) was completed, with Western Refining Logistics, LP becoming a wholly-owned subsidiary of Andeavor Logistics LP. In this prospectus, unless otherwise specified or the context requires otherwise:

•	References to “Offeror” and “Andeavor” are references to Andeavor and not to any of its subsidiaries;

•	References to “Andeavor Logistics” or “ANDX” are references to Andeavor Logistics LP and its consolidated subsidiaries as of the date hereof; and

•	References to “we,” “us,” “our,” and the “Company” are references to Andeavor and its consolidated subsidiaries as of the date hereof.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Andeavor files annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the principal offices of the SEC located at Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the operation of the Public Reference Room.

Materials also may be obtained free of charge from the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. Except as set forth below under “Incorporation of Certain Documents By Reference,” information on the SEC’s website is not incorporated by reference into this prospectus and you should not consider it to be part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Any information that Andeavor files after the date of this prospectus and prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and that is deemed “filed” with the SEC is incorporated by reference herein and will automatically update and supersede this information. Andeavor incorporates by reference the documents listed below:

•	Andeavor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 21, 2017 (the “Annual Report”), including portions of our Definitive Proxy Statement on Schedule 14A (filed on March 22, 2017) incorporated by reference therein;

•	Andeavor’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2017 filed with the SEC on May 9, 2017, for the quarterly period ended June 30, 2017 filed with the SEC on August 9, 2017 and for the quarterly period ended September 30, 2017 filed with the SEC on November 9, 2017; and

•	Andeavor’s Current Reports on Form 8-K filed on January 12, 2017, February 13, 2017, February 21, 2017, March 24, 2017, May 25, 2017, May 31, 2017, June 1, 2017 (as amended by an amended Current Report on Form 8-K/A filed on July 20, 2017), June 7, 2017, August 1, 2017, August 14, 2017 (Item 1.01 only), September 22, 2017, September 28, 2017, October 31, 2017, November 8, 2017 (only the report filed, not furnished, on this date) and November 13, 2017.

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We take no responsibility for Western Refining’s filings with the SEC, and we are not incorporating by reference any part of such filings into this prospectus, except to the extent incorporated by reference herein by Andeavor’s Current Reports on Form 8-K/A, filed on July 20, 2017 and on Form 8-K, filed on November 13, 2017. Western Refining’s Annual Report on Form 10-K, as incorporated by reference in the aforementioned Current Report on Form 8-K/A filed on July 20, 2017, has not been updated for the retrospective adoption of Accounting Standards Update 2016-09, “Improvements to Employee Share-Based Payment Accounting.” Western Refining adopted this accounting standards update on January 1, 2017. The presentation of Western Refining’s Consolidated Statements of Cash Flows for the years ended December 31, 2016 and 2015 would have been retrospectively adjusted to include payments of $4.1 million and $0.5 million, respectively, for tax withholdings for stock-based compensation in net cash used in financing activities that was previously reported in net cash provided by operating activities as a change in accounts payable and accrued liabilities. Such amounts are not material to the consolidated financial statements. There were no payments during the year ended December 31, 2014.

In reviewing any agreements incorporated by reference herein, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. In addition, such representations and warranties were made solely for the benefit of the parties to such agreement.

You may obtain the documents incorporated by reference into this prospectus from the SEC through the SEC’s website at the address provided above. The documents are also available, free of charge, through our website, www.andeavor.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Except for the filings expressly referenced above, information on or accessible through our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. You may also request a copy of these filings at no cost, by making written or telephone requests for such copies to:

Andeavor

Investor Relations

19100 Ridgewood Parkway

San Antonio, Texas 78259-1828

(210) 626-6000

To receive timely delivery of the documents prior to the Expiration Date, you should make your request no later than five business days before the date you must make your investment decision, or January 10, 2018.

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FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus and the documents we incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “are likely” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.

Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to:

•	the constantly changing margin between the price we pay for crude oil and other refinery feedstocks as well as renewable identification numbers (“RINs”) and environmental credits, and the prices at which we are able to sell refined products;

•	changes in the expected value of and benefits derived from acquisitions and capital projects, including any inability to successfully integrate acquisitions, realize expected synergies or achieve operational efficiency and effectiveness;

•	changes in global economic conditions on our business, especially in California, and the business of our suppliers, customers, business partners and credit lenders;

•	changes in fuel and utility costs for our facilities;

•	changes in the cost or availability of third-party vessels, pipelines and other means of transporting crude oil feedstocks and refined products;

•	regulatory and other requirements concerning the transportation of crude oil, particularly from the Bakken area;

•	changes in the carrying costs of our inventory;

•	the timing and extent of changes in commodity prices and underlying demand for our refined products, natural gas and NGLs;

•	the availability and costs of crude oil, other refinery feedstocks, refined products and RINs;

•	changes in our cash flow from operations;

•	direct or indirect effects on our business resulting from actual or threatened terrorist incidents, cyber-security breaches or acts of war;

•	weather conditions, earthquakes or other natural disasters affecting our operations or the areas in which our refined products are marketed;

•	actions of customers and competitors;

•	state and federal environmental, economic, health and safety, energy and other policies and regulations, including those related to climate change and any changes therein, and any legal or regulatory investigations, delays in obtaining necessary approvals and permits, compliance costs or other factors beyond our control;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters, including unexpected environmental remediation costs in excess of any reserves;

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•	operational hazards inherent in refining operations and in transporting and storing crude oil and refined products;

•	changes in our credit profile;

•	changes in capital requirements or in execution of planned capital projects;

•	disruptions due to equipment interruption or failure at our facilities or third-party facilities;

•	seasonal variations in demand for refined products and natural gas;

•	risks related to labor relations and workplace safety;

•	political developments;

•	risks related to our expanding presence in Mexico; and

•	the other risk factors described in the section entitled “Risk Factors” in this prospectus and in our other filings with the SEC.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. Our future results will depend upon various other risks and uncertainties, including those described elsewhere in this prospectus and the documents incorporated herein and therein by reference under the heading “Risk Factors.” Except as required by law, we undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Some data are also based on our good faith estimates. Although we believe these third-party sources are reliable, neither we nor the underwriters have independently verified that information and cannot guarantee its accuracy and completeness.

TRADEMARKS AND SERVICE MARKS

This prospectus may include trade names and trademarks of other companies. Andeavor’s use or display of other parties’ trade names, trademarks or products is not intended to, and does not, imply a relationship with, or endorsement or sponsorship of us by, the trade names or trademark owners. This prospectus may also include trade names and trademarks which are protected under applicable property laws and are Andeavor’s property or property of Andeavor’s affiliates or licensors. All trademarks in this prospectus are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the absence of such references does not indicate the registration status of the trademarks, service marks and trade names, and is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus and is qualified in its entirety by and should be read in conjunction with the detailed information and financial statements and related notes contained in or incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.”

Andeavor

Company Overview

We are one of the largest independent petroleum refining, logistics and marketing companies in the United States. Andeavor’s subsidiaries, operating through three business segments, primarily transport crude oil and manufacture, transport and sell transportation fuels. Our marketing segment sells transportation fuels through branded and unbranded channels. The branded business sells transportation fuels using a unique brand portfolio with the ARCO®, SUPERAMERICA®, Shell®, Exxon®, Mobil®, Conoco®, USA GasolineTM, Giant® and Tesoro® brands across a network of over 3,200 retail stores. Our logistics operating segment, which is comprised of Andeavor Logistics’ assets and operations, includes certain crude oil and natural gas gathering assets, natural gas and natural gas liquid processing assets, and crude oil and refined products terminalling, transportation and storage assets acquired from us and third parties. Our refining operating segment refines crude oil and other feedstocks into transportation fuels, such as gasoline and gasoline blendstocks, jet fuel and diesel fuel, as well as other products, including heavy fuel oils, liquefied petroleum gas and petroleum coke for sale in bulk markets to a wide variety of customers within our markets.

Recent Developments

Amendment to the ANDX Credit Facilities

On November 9, 2017, Andeavor Logistics entered into an agreement and consent with the lenders under its dropdown credit facility and revolving credit facility (together, the “ANDX Credit Facilities”), which provided that, for purposes of the ANDX Credit Facilities, the “Investment Grade Date” (as defined in the ANDX Credit Facilities) was deemed to have occurred and resulted in the release of all collateral pledged by Andeavor Logistics and certain of its subsidiaries under the ANDX Credit Facilities. As a result, from and following November 9, 2017, Andeavor Logistics and its subsidiaries are no longer required to secure the obligations under the ANDX Credit Facilities. Andeavor Logistics has terminated the security interests related to the ANDX Credit Facilities.

ANDX Notes Offering

On November 28, 2017, Andeavor Logistics and Tesoro Logistics Finance Corp. completed their offering of $500,000,000 aggregate principal amount of 3.500% Senior Notes due 2022, $750,000,000 aggregate principal amount of 4.250% Senior Notes due 2027 and $500,000,000 aggregate principal amount of 5.200% Senior Notes due 2047 (the “ANDX Notes Offering”). Andeavor Logistics used the net proceeds from the ANDX Notes Offering (i) to redeem the outstanding 5.875% Senior Notes due 2020 and 6.125% Senior Notes due 2021, (ii) to repay borrowings under ANDX’s dropdown credit facility, (iii) to pay fees and expenses associated with the foregoing and (iv) for general partnership purposes (including the repayment of $26 million of borrowings under its revolving credit facility).

ANDX Preferred Units Offering

On December 1, 2017, Andeavor Logistics completed its offering of 600,000 of its 6.875% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series A Preferred Units”) at a price of

$1,000 per unit (the “ANDX Preferred Units Offering”). Andeavor Logistics used the net proceeds from the ANDX Preferred Units Offering (i) to redeem $500,000,000 principal amount of its 6.250% Senior Notes due 2022, (ii) to repay a portion of the borrowings under its revolving credit facility and (iii) to pay fees and expenses associated with the foregoing. The Series A Preferred Units rank senior to Andeavor Logistics’ common units and rank junior to all of Andeavor Logistics’ existing and future indebtedness. The Series A Preferred Units are structurally senior to all indebtedness of Andeavor.

Andeavor Senior Notes Offering

On December 14, 2017, Andeavor entered into an Underwriting Agreement with Citigroup Global Markets Inc., Mizuho Securities USA LLC and MUFG Securities Americas Inc., as representatives of the several underwriters listed therein, in connection with the offer and sale (the “Senior Notes Offering”) by Andeavor of $500 million aggregate principal amount of 3.800% Senior Notes due 2028 (the “2028 Notes”) and $500 million aggregate principal amount of 4.500% Senior Notes due 2048 (the “2048 Notes”). The settlement of the Senior Notes Offering and the delivery of the Notes is expected to take place on December 21, 2017. We intend to use the net proceeds from the Senior Notes Offering (i) to repay borrowings under Andeavor’s revolving credit facility under that certain credit agreement, dated as of September 30, 2016, as amended and restated as of December 13, 2016, which provides us with loan availability of $3.0 billion (the “Revolving Credit Facility”), (ii) to pay fees and expenses associated with the foregoing and (iii) for general corporate purposes.

Principal Executive Offices and Internet Address

Andeavor’s principal executive offices are located at 19100 Ridgewood Parkway, San Antonio, Texas, 78259, and Andeavor’s telephone number is (210) 626-6000. Andeavor’s website address is www.andeavor.com. Information found on, or accessible through, Andeavor’s website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

THE EXCHANGE OFFERS

Offeror	Andeavor

The Exchange Offers	We are offering to exchange (i) our 2023 Exchange Notes which have been registered under the Securities Act for a like principal amount of our outstanding unregistered 2023 Original Notes and (ii) our 2026 Exchange Notes which have been registered under the Securities Act for a like principal amount of our outstanding unregistered 2026 Original Notes. See “The Exchange Offers”.

Resale of Exchange Notes	Based upon the position of the staff of the SEC as described in previous no-action letters and subject to the immediately following sentence, we believe that Exchange Notes issued pursuant to the Exchange Offers in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you will acknowledge in writing at the time of the consummation of the Exchange Offers that:

•	you are not a broker-dealer tendering Original Notes that you acquired directly from us for your own account;

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and

•	you are not our “affiliate” as defined under Rule 405 of the Securities Act.

However, any purchaser of Exchange Notes who is an affiliate of ours or who intends to participate in the Exchange Offers for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in the Exchange Offers and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offers may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See “Plan of Distribution”.

Purpose of the Exchange Offers	The purpose of the Exchange Offers is to satisfy our obligations under a registration rights agreement, dated as of December 22, 2016 (the “Registration Rights Agreement”).

Consequences If You Do Not Exchange Your Original Notes
Original Notes that are not tendered in the Exchange Offers or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such Original Notes unless:

•	you are able to rely on an exemption from the requirements of the Securities Act; or

•	the Original Notes are registered under the Securities Act.

To the extent that Original Notes are tendered and accepted in the Exchange Offers, the trading market for any remaining Original Notes may (and likely will) be adversely affected. See “Risk Factors—Risks Relating to Participation in the Exchange Offers—If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid”.

After the Exchange Offers are complete, you will not have any further rights under the Registration Rights Agreement, including any right to require us to register any outstanding Original Notes that you do not exchange (except under limited circumstances) or to pay you the additional interest we agreed to pay to holders of Original Notes if we failed to timely commence and complete the Exchange Offers.

Accrued and Unpaid Interest	The Exchange Notes will bear interest from the date of original issuance of the Original Notes (December 22, 2016) or from the most recent date on which interest on the Original Notes has been paid, whichever is later. If your Original Notes are accepted for exchange, you will receive interest on the corresponding Exchange Notes and not on the Original Notes. Any Original Notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Expiration Date	The Expiration Date of the Exchange Offers will be 5:00 p.m., New York City time, on January 17, 2018, unless extended or earlier terminated by us. The term “Expiration Date” means such date and time or, if we extend either Exchange Offer, the latest date and time to which we extend such Exchange Offer.

Settlement Date	The settlement of the Exchange Offers will occur promptly after the Expiration Date.

Conditions to the Exchange Offers

Each of the Exchange Offers is subject to customary conditions described in “The Exchange Offers—Conditions to the Exchange Offers”, including, among other things, the condition that no stop order has been issued for the registration statement of which this prospectus forms a part, or any proceedings for that purpose, and that there shall not have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs. Neither

Exchange Offer is conditioned upon the other Exchange Offer, and we may terminate either Exchange Offer without terminating the other Exchange Offer.

Extension; Waivers and Amendments	Subject to applicable law, we reserve the right to (1) extend either Exchange Offer; (2) waive any and all conditions to or amend either Exchange Offer in any respect (except as to the condition that the registration statement of which this prospectus forms a part not being subject to a stop order or any proceedings for that purpose, which condition we cannot waive); or (3) terminate either Exchange Offer. Neither Exchange Offer is conditioned upon the other Exchange Offer, and we may terminate or extend either Exchange Offer without terminating or extending the other Exchange Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “The Exchange Offers—Expiration Date; Extension; Termination; Amendment”.

Terms of Exchange Notes	The terms of the Exchange Notes are described in this prospectus under “Description of Exchange Notes”.

Procedures for Tendering the Original Notes	You may tender your Original Notes by transferring them through The Depository Trust Company’s (the “DTC”) Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Exchange Offers—Procedures for Tendering Original Notes”.

For further information, call the Exchange Agent at the telephone numbers set forth under “The Exchange Agent” or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

If you are a beneficial owner of Original Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your Original Notes in order to participate in the Exchange Offers, you should contact your intermediary entity promptly and instruct it to tender the Original Notes on your behalf. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offers a number of days before the Expiration Date in order for such entity to tender Original Notes on your behalf at or prior to the Expiration Date in accordance with the terms of the Exchange Offers. See “The Exchange Offers—Procedures for Tendering Original Notes”.

If you are a beneficial owner of Original Notes through Euroclear or Clearstream Luxembourg (each as defined herein) and wish to tender your Original Notes, you must instruct Euroclear or Clearstream

Luxembourg, as the case may be, to block the account in respect of the tendered Original Notes in accordance with the procedures established by Euroclear or Clearstream Luxembourg. You are encouraged to contact Euroclear or Clearstream Luxembourg directly to ascertain their procedures for tendering Original Notes.

Withdrawal Rights; Non-Acceptance	You may withdraw your tender of Original Notes at any time prior to the Expiration Date. In the event that tendered Original Notes are not withdrawn and not accepted by us for exchange, such Original Notes will be promptly returned to such holders or credited to such holders’ DTC account in the same manner as tendered to us, unless a holder has indicated other delivery instructions in the related letter of transmittal or computer-generated message. See “The Exchange Offers—Withdrawal of Tenders” and “The Exchange Offers—Terms of the Exchange Offers”.

Certain U.S. Federal Income Tax Considerations	The exchange of notes pursuant to the Exchange Offers generally should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations”.

Accounting Treatment	The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offers. Payments made to other third parties will be expensed as incurred in accordance with generally accepted accounting principles. See “The Exchange Offers—Accounting Treatment”.

Use of Proceeds	We will not receive any cash proceeds in connection with the Exchange Offers. Original Notes that are validly tendered and exchanged will be retired and canceled. We will pay all expenses incident to the Exchange Offers.

Exchange Agent	U.S. Bank National Association is the Exchange Agent for the Exchange Offers. See “The Exchange Agent” herein.

Further Information	See “The Exchange Offers” for more information concerning the Exchange Offers.

THE EXCHANGE NOTES

The following summary contains basic information about the Exchange note and is not intended to be complete. For a more complete understanding of the Exchange Notes, please refer to “Description of Exchange Notes”.

Offeror	Andeavor

Exchange Notes	The terms of each series of the Original Notes and the applicable series of Exchange Notes are identical, except the Exchange Notes offered in the Exchange Offers:

•	will have been registered under the Securities Act;

•	will not have transfer restrictions and registration rights that relate to the Original Notes; and

•	will not have rights relating to the payment of additional interest to holders of Original Notes if we fail to timely commence and complete the Exchange Offers.

Maturity	The 2023 Exchange Notes will mature on December 15, 2023 and the 2026 Exchange Notes will mature on December 15, 2026.

Interest Payment Dates	June 15 and December 15 of each year, commencing on June 15, 2018.

Ranking	The Exchange Notes will be Andeavor’s general unsecured senior obligations. Accordingly, they will rank:

•	effectively subordinated to all of Andeavor’s existing and future secured indebtedness, in each case to the extent of the value of the collateral securing such indebtedness;

•	structurally subordinated to all existing and future indebtedness and other liabilities of Andeavor’s non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or any guarantor subsidiary);

•	equal in right of payment with all of Andeavor’s existing and future senior indebtedness, including Andeavor’s existing senior notes, Revolving Credit Facility and reimbursement obligations under Andeavor’s letter of credit facilities; and

•	senior in right of payment to any future subordinated indebtedness Andeavor may incur.

Optional Redemption	Andeavor may redeem the notes of any series, in whole or in part, at any time and from time to time at the applicable redemption price described herein under the caption “Description of Exchange Notes—Optional Redemption of the Exchange Notes”.

Mandatory Offer to Repurchase	If a change of control triggering event occurs, Andeavor must offer to repurchase the notes at a price equal to 101% of the principal amount thereof plus any accrued and unpaid interest. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

Guarantees	The Original Notes were jointly and severally guaranteed on a senior unsecured basis by certain of Andeavor’s domestic subsidiaries that had outstanding debt or incurred or guaranteed other specified indebtedness.

All of the subsidiary guarantees on the Original Notes were released on June 15, 2017, when Andeavor received an investment grade rating and, therefore, the Exchange Notes will not be guaranteed. See “Risk Factors—Risks Relating to the Notes—Andeavor’s subsidiaries will not guaranty the notes”.

Covenants	We will issue the Exchange Notes under the indenture that governs the Original Notes. The indenture, among other things, restricts Andeavor’s ability to:

•	create liens; and

•	merge or consolidate with other entities.

These covenants are subject to important exceptions and qualifications. See “Description of Exchange Notes—Certain Covenants.”

No Public Market	There are currently no established trading markets for the Exchange Notes. As a result, a liquid market for the notes may not be available if you try to sell Andeavor’s Exchange Notes.

Form and Settlement	The Exchange Notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of DTC as the depositary, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through either DTC (in the United States), Clearstream Banking, Société Anonyme (“Clearstream Luxembourg”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) (outside of the United States), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear participants, on the other hand, will be effected in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary.

Listing	The Exchange Notes will not be listed for trading on any national securities exchange.

Governing Law	The Exchange Notes will be governed by the laws of the State of New York.

Risk Factors	See “Risk Factors” described herein for important information regarding Andeavor and participation in the Exchange Offers.

RISK FACTORS

Before making an investment decision, you should carefully consider the risk factors discussed in Andeavor’s Annual Report together with all of the other information included in, or incorporated by reference into, this prospectus. If any of these risks were to occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of the notes could decline, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements”.

Risks Relating to Participation in the Exchange Offers

The Exchange Offers may be cancelled or delayed.

The consummation of the Exchange Offers is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers—Conditions to the Exchange Offers”. We may, at our option and in our sole discretion, waive any such conditions. Even if the Exchange Offers are completed, the Exchange Offers may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the Exchange Offers may have to wait longer than expected to receive their Exchange Notes during which time those holders of the Original Notes will not be able to effect transfers of their Original Notes tendered for exchange.

If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.

Original Notes that you do not tender or that we do not accept will, following the Exchange Offers, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offers only following the satisfaction of the procedures and conditions set forth in “The Exchange Offers—Conditions to the Exchange Offers” and “The Exchange Offers—Procedures for Tendering Original Notes”. These procedures and conditions include timely receipt by the Exchange Agent of such Original Notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC).

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for any Original Notes remaining after the completion of the Exchange Offers will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offers will reduce the aggregate principal amount of the applicable series of Original Notes outstanding. Following the Exchange Offers, if you do not tender your Original Notes, you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

If an active trading market does not develop for the Exchange Notes, you may be unable to sell the Exchange Notes or to sell them at a price you deem sufficient.

The Exchange Notes are a new issue of securities for which there is currently no public trading market. We do not intend to list the Exchange Notes on any national securities exchange. Accordingly, there can be no assurances that an active trading market will develop upon completion of the Exchange Offers or, if it develops, that such market will be sustained, or as to the liquidity of any market. If an active trading market does not develop or is not sustained, the market price and the liquidity of the Exchange Notes may be adversely affected. In addition, the liquidity of the trading market for the Exchange Notes, if it develops, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for those securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Risks Relating to the Notes

Our level of indebtedness could adversely affect Andeavor’s financial condition and prevent it from fulfilling Andeavor’s obligations under the notes.

As of September 30, 2017, we had approximately $7.7 billion of total indebtedness. An increase in Andeavor’s indebtedness could have important consequences to you, including the following:

•	it may be more difficult for Andeavor to satisfy its obligations, including debt service requirements under its outstanding debt, including the notes;

•	Andeavor’s ability to obtain for itself and its subsidiaries additional financing for working capital, capital expenditures, debt service requirements or other general corporate purposes may be impaired;

•	Andeavor must use a substantial portion of its cash flow to pay principal, premium, if any, and interest on the notes and other indebtedness which will reduce the funds available to Andeavor for other purposes;

•	Andeavor and its subsidiaries are more vulnerable to economic downturns and adverse industry conditions; and

•	Andeavor’s ability to capitalize its and its subsidiaries’ business opportunities and to react to competitive pressures as compared to Andeavor’s competitors may be compromised due to our substantial level of indebtedness.

Despite Andeavor’s current or future indebtedness level, Andeavor may still be able to incur substantially more debt.

Andeavor may be able to incur substantial indebtedness in the future and such debt may be secured debt or debt of its subsidiaries. The terms of the indenture governing the notes will not prohibit Andeavor or its subsidiaries from incurring unsecured debt and the limitation on incurring secured debt is subject to important limitations, qualifications and exceptions. If Andeavor incurs any secured debt or any of its subsidiaries incur any debt, all such debt will be effectively senior to the notes either to the extent of the value of the collateral securing such debt or structurally, and if Andeavor incurs any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of Andeavor. If new debt is added to Andeavor’s current debt levels, or Andeavor’s subsidiaries incur additional debt, the related risks Andeavor faces will increase.

Andeavor is a holding company, and Andeavor is dependent on the ability of its subsidiaries to distribute funds to it.

Andeavor is a holding company and conducts substantially all of its operations through its subsidiaries. Andeavor’s only significant assets are the capital stock of Andeavor’s subsidiaries. As a holding company, Andeavor is dependent on distributions of funds from its subsidiaries to meet its debt service and other obligations, including the payment of principal and interest on the notes. Andeavor’s subsidiaries may not generate sufficient cash from operations to enable Andeavor to make payments on its indebtedness, including the notes. The ability of Andeavor’s subsidiaries to make distributions to it may be restricted by, among other things, applicable state corporate laws, other laws and regulations and contractual restrictions. Furthermore, claims of creditors of Andeavor’s existing and future subsidiaries that are not guarantors, including trade creditors of, and banks and other lenders to, those subsidiaries, generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of Andeavor’s creditors, including the holders of the notes. In addition, Andeavor Logistics is a master limited partnership and in the event of any liquidation, dissolution or winding up of Andeavor Logistics, Andeavor’s right to receive any distribution is limited to an equity claim based on the class of equity interests it holds in Andeavor Logistics at that time, which would be junior to, among other interests, the Series A Preferred Units. If Andeavor is unable to obtain funds from its subsidiaries as a result of restrictions under its other debt instruments, state law or otherwise, Andeavor may not be able to pay interest or principal on the notes when due, or to redeem the notes upon a change of control triggering event, and Andeavor cannot assure you that Andeavor will be able to obtain the necessary funds from other sources.

All of the subsidiary guarantees have been released.

All of the subsidiary guarantees were released on June 15, 2017, when Andeavor received an investment grade rating and Andeavor’s subsidiaries were automatically released from their guarantees under Andeavor’s Revolving Credit Facility. As a result, Andeavor’s subsidiaries have no obligation to pay any amounts due on the notes. Andeavor’s right, as an equity holder of its subsidiaries, to receive any assets of a subsidiary upon its liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, is effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors.

Andeavor’s subsidiaries that were not guarantors of the Original Notes, however, may become guarantors of the notes in the future if such subsidiaries guarantee specified indebtedness of Andeavor.

Andeavor’s Revolving Credit Facility imposes restrictions on us that may adversely affect Andeavor’s ability to operate Andeavor’s business.

Andeavor’s ability to comply with the financial covenants under the Revolving Credit Facility as it currently exists or as it may be amended, may be affected by many events beyond Andeavor’s control and Andeavor’s future operating results may not allow us to comply with the covenants, or in the event of a default, to remedy that default. Andeavor’s failure to comply with these financial covenants or to comply with the other restrictions contained in the Revolving Credit Facility could result in a default, which could cause that indebtedness (and by reason of cross-default provisions, indebtedness under the indentures governing the notes, and Andeavor’s Existing Notes and other indebtedness) to become immediately due and payable. If the lenders under Andeavor’s Revolving Credit Facility accelerate the payment of the Revolving Credit Facility, Andeavor may not be able to pay that indebtedness immediately and continue to operate Andeavor’s business.

The indenture governing the notes contains negative covenants that may have a limited effect and may only provide limited protection against significant corporate events which may adversely affect the value of the notes.

The indenture governing the notes contains limited covenants that restrict Andeavor’s ability and the ability of Andeavor’s restricted subsidiaries to incur liens on Andeavor’s assets and enter into certain mergers with or into, or sell substantially all of Andeavor’s assets to, another person. See “Description of the Exchange Notes—Certain Covenants”. These limited covenants contain exceptions that will allow us and Andeavor’s subsidiaries to incur liens with respect to material assets. See “Description of Exchange Notes—Certain Covenants.” In light of these exceptions, holders of the notes may be effectively subordinated to new lenders to the extent of the value of the collateral pledged to secure obligations owed to such lenders. Combined with the limited negative covenants, you should be aware that the terms of the notes and indenture do no restrict our ability to engage in, or otherwise be party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on the value of your notes.

Andeavor may be unable to generate the cash flow to service Andeavor’s debt obligations, including the notes.

Andeavor cannot assure you that Andeavor’s business will generate sufficient cash flow, or that Andeavor will be able to borrow funds under Andeavor’s Revolving Credit Facility, in an amount sufficient to enable Andeavor to service Andeavor’s indebtedness, including the notes, or to make anticipated capital expenditures. Andeavor’s ability to pay Andeavor’s expenses and satisfy Andeavor’s debt obligations, to refinance Andeavor’s debt obligations and to fund planned capital expenditures will depend on Andeavor’s future performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond Andeavor’s control. Based upon current levels of operations, Andeavor believes cash flow from operations, amounts available under the Revolving Credit Facility and available cash will be adequate for the foreseeable future to meet Andeavor’s anticipated requirements for working capital, capital expenditures and scheduled payments of principal and interest on Andeavor’s indebtedness, including the notes. However, if we are unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service Andeavor’s debt, Andeavor may be required to sell assets, reduce capital expenditures, refinance all or a portion of Andeavor’s existing debt (including the notes) or obtain additional financing. Andeavor cannot assure you that Andeavor will be able to refinance Andeavor’s debt, sell assets or borrow more money on terms acceptable to us, if at all. Additionally, the covenants contained in the Revolving Credit Facility will restrict Andeavor’s ability to incur additional secured debt.

Andeavor may not be able to finance a change of control offer as required by the indenture.

Under the indenture relating to the notes, upon the occurrence of a change of control triggering event, Andeavor will be required to offer to repurchase all of the notes then outstanding at 101% of the principal amount, plus accrued and unpaid interest and any additional interest, to the repurchase date. If a change of control triggering event were to occur today, Andeavor would not have the financial resources available to repay all of Andeavor’s debt that would become payable upon such change of control triggering event and to repurchase all of the notes. In addition, if Andeavor only were required to repay all of the notes if a change of control triggering event were to occur today, Andeavor would not have the financial resources to repurchase all of those notes. Andeavor cannot assure you that Andeavor will have the financial resources available or that Andeavor will be permitted by Andeavor’s debt instruments to fulfill these obligations upon the occurrence of a change of control triggering event in the future. See “Original Notes Offering and Description of Other Indebtedness” and “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of Andeavor’s assets.

The definition of change of control in the indenture that governs the notes includes a phrase relating to the sale of “all or substantially all” of Andeavor’s assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require Andeavor to repurchase its notes as a result of a sale of less than all of Andeavor’s assets to another person may be uncertain.

The terms of the indenture relating to the notes may be amended, waived or supplemented with the approval of holders of at least a majority in principal amount of then-outstanding notes, in which case such amendments, supplements or waivers will be binding on all holders.

Noteholders should have a reasonable expectation that the indenture relating to the notes may be amended, supplemented or waived from time to time in accordance with the terms of the indenture relating to the notes and that such amendments, supplements or waivers, while being approved by holders of at least a majority in principal amount of then-outstanding notes of all series of notes that are affected by such amendments, supplements or waivers, will be binding on all noteholders. Any such amendment, supplement or waiver may be undertaken by way of a consent solicitation that may involve a tender offer for notes or payment of a consent fee, in each case made in compliance with the terms of the Indenture. A noteholder will be expected to know the terms of the indenture relating to the notes and the effect of such terms on the notes and their rights as a holder of notes. Copies of the indenture relating to the notes may be obtained from Andeavor upon request, when available.

Holders of the notes will be deemed to have agreed to and accepted the terms of the foregoing amendments, supplements and waivers process (including with respect to thresholds of the holders required for the different amendments, supplements and waivers) by their acceptance of the notes.

USE OF PROCEEDS

These Exchange Offers are intended to satisfy our obligations under the Registration Rights Agreement entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offers. The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods shown. For purposes of computing these ratios, “earnings” consists of income from continuing operations before provisions for taxes on income before undistributed equity in earnings, plus fixed charges (excluding capitalized interest). “Fixed charges” consists of interest incurred (whether expensed or capitalized), amortization of debt expense and that portion of rental expense on operating leases deemed to be the equivalent of interest.

	Nine Months Ended September 30, 2017	Year Ended December 31,
		2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges	4.1x	4.5x	9.5x	5.7x	4.0x	7.0x

ORIGINAL NOTES OFFERING AND DESCRIPTION OF OTHER INDEBTEDNESS

Andeavor

Andeavor Revolving Credit Facility

Andeavor has $3.0 billion of commitments under the Revolving Credit Facility, which are available for general corporate purposes. As of September 30, 2017, Andeavor had unused credit availability of approximately 65% of the borrowing capacity under the Revolving Credit Facility.

The Revolving Credit Facility is scheduled to mature on September 30, 2020 (the “Maturity Date”). Under the Revolving Credit Facility, borrowings bear interest at either a base rate (4.25% at September 30, 2017), plus the applicable spread, or a Eurodollar rate (1.23% at September 30, 2017 (1M LIBOR)), plus the applicable spread. The applicable spread as of December 8, 2017 was 0.50% in the case of the base rate and 1.50% in the case of the Eurodollar rate but will vary generally based on the credit ratings in effect on Andeavor’s senior, unsecured, non-credit enhanced long-term debt.

The Revolving Credit Facility includes certain covenants that may limit or restrict Andeavor’s ability and the ability of Andeavor’s subsidiaries to:

•	incur additional indebtedness;

•	incur certain liens on assets to secure certain debt; and

•	engage in certain investments, mergers or consolidations and transfers of assets.

After Andeavor achieved an investment grade credit rating from S&P Global Ratings, the subsidiary guarantees and collateral were automatically released and the Revolving Credit Facility became unsecured.

Andeavor Letters of Credit Agreements

Andeavor’s Revolving Credit Facility allows Andeavor to obtain letters of credit under separate letter of credit agreements. Andeavor’s uncommitted letter of credit agreements had no amounts outstanding as of September 30, 2017. Capacity under these letter of credit agreements is available on an uncommitted basis and can be terminated by either party at any time.

Andeavor Outstanding Senior Notes

5.375% Senior Notes due 2022. Andeavor issued $475 million aggregate principal amount of the 2022 notes in September 2012. The notes have a ten-year maturity. The 2022 notes may be redeemed at premiums of 2.688% through September 30, 2018; 1.792% from October 1, 2018 through September 30, 2019; 0.896% from October 1, 2019 through September 30, 2020; and at par thereafter, plus accrued and unpaid interest to, but excluding, the date of redemption. These notes are unsecured obligations and contain terms, events of default and covenants that are customary for notes of this nature. Following Andeavor’s investment grade rating, these notes are no longer guaranteed.

5.125% Senior Notes due 2024. Andeavor issued $300 million aggregate principal amount of the 2024 notes in March 2014. The 2024 notes have a ten-year maturity and are subject to optional redemption by Andeavor any time on or after April 1, 2019 at premiums of 2.563% through March 31, 2020; 1.708% from April 1, 2020 through March 31, 2021; 0.854% from April 1, 2021 through March 31, 2022; and at par thereafter. Prior to April 1, 2019, the 2024 notes may be redeemed at a make-whole price plus accrued and unpaid interest to, but excluding, the date of redemption. If Andeavor experiences specific kinds of change of control, it will be required to offer to purchase the notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of purchase. These notes are unsecured obligations and contain terms, events of default and covenants that are customary for notes of this nature. Following Andeavor’s investment grade rating, these notes are no longer guaranteed.

Original Notes Offering

On December 22, 2016, we closed the offering of the Original Notes. Andeavor used a combination of the net proceeds from the offering of the Original Notes, cash on hand and borrowings under its amended revolving credit facility to fund (i) the cash consideration and other amounts payable in respect the Merger, (ii) the repayment and redemption of certain outstanding indebtedness of Western Refining, Inc. and its subsidiaries and (iii) the payment of related fees and expenses.

The 2023 Original Notes have a seven-year maturity and the 2026 Original Notes have a ten-year maturity. Interest on the notes is payable on June 15 and December 15 of each year, beginning on June 15, 2017. Andeavor may redeem some or all of the 2023 notes prior to October 15, 2023 and some or all of the 2026 notes prior to September 15, 2026 for cash at the redemption prices set forth in the indenture relating to the notes, plus accrued and unpaid interest and, if any, additional interest. If Andeavor experiences specific kinds of change of control, it will be required to offer to purchase the notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest.

These notes are unsecured obligations and contain customary terms, events of default and covenants that are customary for notes of this nature. Following Andeavor’s investment grade rating, these notes are no longer guaranteed.

Andeavor Senior Notes Offering

On December 14, 2017, Andeavor entered into an Underwriting Agreement with Citigroup Global Markets Inc., Mizuho Securities USA LLC and MUFG Securities Americas Inc., as representatives of the several underwriters listed therein, in connection with Senior Notes Offering. The settlement of the Senior Notes Offering and delivery of the 2028 Notes and 2048 Notes is expected to take place on December 21, 2017.

When issued, the 2028 Notes would have a 10¼ -year maturity and be subject to optional redemption by Andeavor at any time before January 1, 2028 (the date three months prior to the stated maturity of the 2028 Notes) at a make-whole price plus accrued and unpaid interest to, but excluding the date of redemption, and any time on or after January 1, 2028 in an amount equal to the principal amount plus accrued and unpaid interest to, but excluding the date of redemption. The 2048 Notes would have a 30¼-year maturity and be subject to optional redemption by Andeavor at any time before October 1, 2047 (the date six months prior to the stated maturity of the 2048 Notes) at a make-whole price plus accrued and unpaid interest to, but excluding the date of redemption, and at any time on or after October 1, 2047 in an amount equal to the principal amount plus accrued and unpaid interest to, but excluding the date of redemption. These notes would be unsecured obligations and contain customary terms, events of default and covenants that are customary for notes of this nature. These notes would not be guaranteed.

Andeavor Logistics

ANDX Revolving Credit Facility and Dropdown Credit Facility

The ANDX revolving credit facility provided for total loan availability of $600 million as of September 30, 2017. The ANDX revolving credit facility is non-recourse to us, except for Tesoro Logistics GP, LLC, the general partner of Andeavor Logistics (“TLGP”), and is guaranteed by all of Andeavor Logistics’ subsidiaries, with the exception of certain non-wholly owned subsidiaries, and was originally secured by substantially all of Andeavor Logistics’ assets. Borrowings are available under the ANDX revolving credit facility up to the total loan availability of the facility. There were $35 million of borrowings outstanding under the ANDX revolving credit facility, resulting in a total unused loan availability of $565 million or 94% of the borrowing capacity, as of September 30, 2017. The weighted average interest rate for borrowings under the ANDX revolving credit facility was 3.49% at September 30, 2017.

Additionally, the ANDX dropdown credit facility provides for total loan availability of $1.0 billion as of September 30, 2017. The primary use of proceeds under this facility will be to fund Andeavor Logistics’ asset acquisitions. The terms, covenants and restrictions under this facility are substantially the same as the ANDX revolving credit facility. There were no borrowings outstanding under the ANDX dropdown credit facility, resulting in a total unused loan availability of the full amount of the borrowing capacity, as of September 30, 2017.

The total aggregate available facility limits for the ANDX Credit Facilities totaled $1.6 billion at September 30, 2017. Andeavor Logistics is allowed to request the loan availability for both the ANDX Credit Facilities be increased up to an aggregate of $2.1 billion, subject to receiving increased commitments from the lenders. Both facilities mature on January 29, 2021.

On November 9, 2017, Andeavor Logistics entered into an agreement and consent with the lenders under the ANDX Credit Facilities, which provides that for purposes of the ANDX Credit Facilities, the “Investment Grade Date” (as defined in the ANDX Credit Facilities) is deemed to have occurred and results in the release of all collateral pledged by Andeavor Logistics and certain of its subsidiaries under the ANDX Credit Facilities. As a result, from and following November 9, 2017, Andeavor Logistics and its subsidiaries are no longer required to secure the obligations under the ANDX Credit Facilities. Andeavor Logistics has terminated the security interests related to the ANDX Credit Facilities.

ANDX Outstanding Senior Notes

5.50% Senior Notes due 2019 and 6.25% Senior Notes due 2022. Andeavor Logistics issued $1.3 billion aggregate principal amount of senior notes in October 2014. The senior notes consisted of $500 million of 5.500% senior notes due in 2019 and $800 million of 6.25% senior notes due in 2022. The 2019 notes and the 2022 notes have no sinking fund requirements. Andeavor Logistics may redeem some or all of the 2019 Notes prior to September 15, 2019, at a make-whole price, and at par thereafter, plus accrued and unpaid interest. Andeavor Logistics may redeem some or all of the 2022 notes, prior to October 15, 2018, at a make-whole price plus accrued and unpaid interest, if any. On or after October 15, 2018, the 2022 notes may be redeemed at premiums equal to 3.125% through October 14, 2019; 1.563% from October 15, 2019 through October 14, 2020; and at par thereafter, plus accrued and unpaid interest. These notes are unsecured and guaranteed by all of Andeavor Logistics’ consolidated subsidiaries, with the exception of Rendezvous Gas and Tesoro Logistics Finance Corp., the co-issuer, and are non-recourse to Andeavor, except for TLGP, and contain terms, events of default and covenants that are customary for notes of this nature.

On December 14, 2017, Andeavor Logistics redeemed $500 million principal amount of its outstanding 2022 notes at an amount equal to the principal amount of the 2022 notes, plus a make-whole premium, plus accrued and unpaid interest to, but excluding, the redemption date.

6.375% Senior Notes due 2024. Andeavor Logistics issued $450 million aggregate principal amount of 6.375% senior notes due 2024 in May 2016. The 2024 notes have no sinking fund requirements. Andeavor Logistics may redeem some or all of the 2024 notes, prior to May 1, 2019, at a make-whole price plus accrued and unpaid interest, if any. On or after May 1, 2019, the 2024 notes may be redeemed at premiums equal to 4.781% through May 1, 2020; 3.188% from May 1, 2020 through May 1, 2021; 1.594% from May 1, 2021 through May 1, 2022; and at par thereafter, plus accrued and unpaid interest. Andeavor Logistics will have the right to redeem up to 35% of the aggregate principal amount at 106.375% of face value with proceeds from certain equity issuances through May 1, 2019. These notes are unsecured and guaranteed by all of Andeavor Logistics’ subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer, and are non-recourse to Andeavor, except for TLGP, and contain terms, events of default and covenants that are customary for notes of this nature.

5.25% Senior Notes due 2025. Andeavor Logistics issued $750 million aggregate principal amount of 5.25% senior notes due 2025 in December 2016. The 2025 notes have no sinking fund requirements. Andeavor Logistics may redeem some or all of the 2025 notes, prior to January 15, 2021, at a make-whole price plus accrued and unpaid interest, if any. On or after January 15, 2021, the 2025 notes may be redeemed at premiums equal to 2.625% through January 15, 2022; 1.313% from January 15, 2022 through January 15, 2023; and at par thereafter, plus accrued and unpaid interest. Andeavor will have the right to redeem up to 35% of the aggregate principal amount at 105.250% of face value with proceeds from certain equity issuances through January 15, 2020. These notes are unsecured and guaranteed by all of Andeavor Logistics’ subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer, and are non-recourse to Andeavor, except for TLGP, and contain terms, events of default and covenants that are customary for notes of this nature.

3.500% Senior Notes due 2022, 4.250% Senior Notes due 2027 and 5.200% Senior Notes due 2047. Andeavor Logistics issued $1.75 billion aggregate principal amount of senior notes in November 2017. The senior notes consisted of $500,000,000 aggregate principal amount of 3.500% Senior Notes due 2022, $750,000,000 aggregate principal amount of 4.250% Senior Notes due 2027 and $500,000,000 aggregate principal amount of 5.200% Senior Notes due 2047. Andeavor Logistics may redeem the notes of each series in whole at any time or in part from time to time, at its option, prior to their maturity date, in the case of the 2022 notes, prior to November 1, 2022, in the case of the 2027 notes, prior to September 1, 2027, and in the case of the 2047 notes, prior to June 1, 2047, at the redemption prices set forth in the indenture, dated November 28, 2017, between Andeavor and U.S. Bank National Association, as trustee, plus accrued and unpaid interest and, if any, to the applicable redemption date. These notes are unsecured and guaranteed by all of Andeavor Logistics’ subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer, and are non-recourse to Andeavor, except for TLGP, and contain terms, events of default and covenants that are customary for notes of this nature.

DESCRIPTION OF EXCHANGE NOTES

The Exchange Notes offered hereby will be issued, and the Original Notes were issued, under the indenture, dated December 22, 2016 (the “Indenture”), among Andeavor and U.S. Bank National Association, as trustee. The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The following discussion summarizes the material provisions of the Exchange Notes and the Indenture. It does not purport to be complete, and is qualified in its entirety by reference to all of the provisions of the Exchange Notes and the Indenture, including the definition of certain terms, and to the TIA. We urge you to read the notes and the Indenture because they, and not this description, define your rights as holders of the Exchange Notes. You can find the definitions of certain terms used in this description under the caption “—Certain definitions.”

In this description, the word “Andeavor” refers only to Andeavor and does not include any of its Subsidiaries. Certain other defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders have rights under the Indenture.

Original Notes and Exchange Notes will represent the same debt

The Exchange Notes will be issued solely in exchange for an equal principal amount of Original Notes pursuant to the Exchange Offers. The Exchange Notes will evidence the same debt as the Original Notes and both series of notes will be entitled to the benefits of the indenture and treated as a single class of debt securities. The terms of the Exchange Notes will be the same in all material respects as the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act, and therefore, will not bear legends restricting the transfer thereof and (ii) the Exchange Notes will not be subject to the registration rights under the Registration Rights Agreement.

If the Exchange Offers are consummated, holders of the Original Notes who do not exchange their Original Notes for Exchange Notes will vote together with holders of Exchange Notes for all relevant purposes under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding notes shall be deemed to mean, at any time after the Exchange Offers are consummated, such percentages in aggregate principal amount of the Original Notes and the Exchange Notes then outstanding.

Brief Description of the Notes and the Guarantees

The Notes

The notes will be:

•	general unsecured senior obligations of Andeavor;

•	equal in right of payment to all existing and future senior Indebtedness of Andeavor, including Andeavor’s obligations under the Existing Senior Notes and the Senior Secured Credit Facilities;

•	senior in right of payment to all future subordinated Indebtedness of Andeavor;

•	effectively subordinated to all existing and future secured Indebtedness of Andeavor, including Indebtedness under the Senior Secured Credit Facilities, to the extent of the value of the collateral securing such Indebtedness; and

•	structurally subordinated to all existing and future Indebtedness and other liabilities of Andeavor’s Subsidiaries (other than Indebtedness and liabilities owed to Andeavor).

Principal, Maturity and Interest

Andeavor issued the 2023 Original Notes in an initial aggregate principal amount of $850 million. The 2023 notes will mature on December 15, 2023. The 2023 notes bear interest at the rate set forth on the cover page of this prospectus from December 22, 2016, or from the most recent interest payment date to which interest has been paid.

Andeavor issued the 2026 Original Notes in an initial aggregate principal amount of $750 million. The 2026 notes will mature on December 15, 2026. The 2026 notes bear interest at the rate set forth on the cover page of this prospectus from December 22, 2016, or from the most recent interest payment date to which interest has been paid.

Interest on the notes is payable semiannually on June 15 and December 15 of each year. Andeavor will pay interest to those persons who are holders of record at the close of business on June 1 and December 1 of each year. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Andeavor may issue additional notes of either or both series under the Indenture from time to time after the issue date of the applicable series. Each series of notes and any additional notes of such series will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, however, that any additional notes will not be issued with the same CUSIP, if any, as existing notes unless such additional notes are fungible with existing notes for U.S. federal income tax purposes. Unless the context otherwise requires, references to “notes” for all purposes of the Indenture and this “Description of Exchange Notes” include any additional notes that are actually issued.

Principal of and premium and interest, if any, on the notes is payable, and the notes are exchangeable and transferable, at the office or agency of Andeavor in The City of New York maintained for such purposes, which initially will be the office of the trustee in The City of New York. In addition, interest may be paid, at Andeavor’s option, by check mailed to registered holders at their respective addresses as shown on the security register for the notes. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in specified circumstances for any tax or other governmental charge that may be imposed in connection with those transfers, exchanges or redemptions.

Subsidiary Guarantees

Andeavor’s payment obligations with respect to the notes were jointly and severally guaranteed on a senior unsecured basis by certain of Andeavor’s domestic subsidiaries that had outstanding debt or incurred or guaranteed other specified indebtedness. On June 5, 2017, Andeavor achieved a “BBB-” credit rating at both S&P Global Ratings and Fitch Ratings. As a result, all of the Subsidiary Guarantees were released on June 15, 2017.

Additional Domestic Subsidiaries of Andeavor will be required to become Guarantors under the circumstances described under “—Certain Covenants—Additional Subsidiary Guarantees.” The Subsidiary Guarantees were joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee were limited to the maximum amount the Guarantor is permitted to guarantee under applicable law without creating a “fraudulent conveyance.”

The Indenture provides that the Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Andeavor or a Guarantor;

(2) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) Andeavor or a Guarantor;

(3) upon the release or discharge of a Guarantor’s guarantee of the Senior Secured Credit Facilities and the Existing Senior Notes, except as a result of payment under such guarantee;

(4) upon Legal Defeasance or Covenant Defeasance as described below under the caption “—Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the Indenture as described below under the caption “—Satisfaction and Discharge”;

(5) upon the release or discharge of a Guarantor’s guarantee of its obligation of any Indebtedness that resulted in its obligation to provide a Subsidiary Guarantee with respect to the notes; or

(6) upon the liquidation or dissolution of such Guarantor, provided that no Default or Event of Default has occurred and is continuing.

Optional Redemption

Except as otherwise described below, the notes of each series will be redeemable in whole at any time or in part from time to time, at our option, prior to their maturity date, in the case of the 2023 notes, prior to October 15, 2023 (two months prior to their maturity date), and in the case of the 2026 notes, prior to September 15, 2026 (three months prior to their maturity date), at a redemption price equal to the greater of:

•	100% of the principal amount of the notes of that series to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then-current Treasury Rate plus 50 basis point for the notes.

In each case, Andeavor will also pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

If the 2023 notes are redeemed on or after October 15, 2023 (two months prior to their maturity date), Andeavor will pay a redemption price equal to 100% of the principal amount of the notes redeemed. If the 2026 notes are redeemed on or after September 15, 2026 (three months prior to their maturity date), Andeavor will pay a redemption price equal to 100% of the principal amount of the notes redeemed. In each case, Andeavor will also pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term, which is referred to as the “Remaining Life,” of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

The terms “Reference Treasury Dealer” and “Reference Treasury Dealer Quotations” have the meaning given to them in “—Certain Definitions”.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

All references to interest in the foregoing shall include additional interest.

Andeavor and its subsidiaries and affiliates may at any time and from time to time purchase notes in the open market.

Selection and Notice

If less than all of the notes of a series are to be repurchased or redeemed at any time, selection of such notes for repurchase or redemption will be made by the trustee (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, (2) on a pro rata basis to the extent practicable and in accordance with the procedures of DTC or (3) by lot or in such other similar method in accordance with the procedures of DTC; provided that no notes of $2,000 or less shall be repurchased or redeemed in part. Notices of purchase or redemption with respect to the notes shall be delivered electronically or mailed by first class mail, postage prepaid, at least 10 but not more than 60 days before the purchase or redemption date to each holder of notes whose notes are to be redeemed at its registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture.

If any note is to be repurchased or redeemed in part only, the notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof to be repurchased or redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption.

The notice relating to a “make-whole” redemption need not set forth the “make-whole premium” but only the manner of calculation of the redemption price. The Indenture will provide that, with respect to any such redemption, Andeavor will notify the trustee of the “make-whole premium” with respect to the notes promptly after the calculation and that the trustee will not be responsible for such calculation.

Repurchase at the Option of Holders

Change of Control Triggering Event

The Indenture provides that, upon the occurrence of a Change of Control Triggering Event, all holders of notes issued under the Indenture will have the right to require Andeavor to repurchase all or any part of the notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and additional interest, if any, thereon, to, but excluding the date of purchase (the “Change of Control Payment”), subject to the right of holders of the notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event, Andeavor will send to each holder of such notes a notice by first class mail, with a copy to the trustee, or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in such notice, which date shall be no earlier than 20 business days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice.

With respect to any Change of Control Offer, on the Change of Control Payment Date, Andeavor will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer; and

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof properly tendered pursuant to the Change of Control Offer.

The paying agent will promptly mail to each holder of notes properly tendered pursuant to the Change of Control Offer the Change of Control Payment for such notes (or, if all the notes are then in global form, it will make such payment through the facilities of DTC) and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note of the applicable series equal in principal amount to any unpurchased portion of the notes of such series surrendered by the holder; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Andeavor will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable, except as set forth under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.” Except as described above with respect to a Change of Control Triggering Event, the Indenture will not contain any provision that permits the holders of notes issued thereunder to require Andeavor to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Andeavor will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes of any series as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, Andeavor will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of the Indenture by virtue of such compliance.

Andeavor’s ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control Triggering Event may constitute a default under the Senior Secured Credit Facilities. In addition, certain events that may constitute a change of control under the Senior Secured Credit Facilities and cause a default thereunder may not constitute a Change of Control Triggering Event under the Indenture. Future Indebtedness of Andeavor and its Subsidiaries may also contain prohibitions on certain events that would constitute a Change of Control Triggering Event or require such Indebtedness to be repurchased upon a Change of Control Triggering Event. Moreover, the exercise by holders of notes of any series of their right to require Andeavor to repurchase their notes could cause a default under such Indebtedness, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on Andeavor. Finally, Andeavor’s ability to pay cash to the holders of notes upon a repurchase may be limited by its then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Senior Secured Credit Facilities and other Indebtedness may prohibit Andeavor from prepaying or purchasing the notes of any series before their scheduled maturity. Consequently, if Andeavor is unable to prepay or purchase any Indebtedness containing such restrictions or obtain requisite consents, it will be unable to fulfill its repurchase obligations if holders of notes of any series exercise their repurchase rights following a Change of Control Triggering Event, which could result in a Default under the Indenture. A Default under the Indenture may result in a cross-default under other Indebtedness.

Andeavor has no present intention to engage in a transaction involving a Change of Control, although it is possible that it would decide to do so in the future. The Change of Control Triggering Event provisions described above may deter certain mergers, tender offers and other takeover attempts involving Andeavor by increasing the capital required to effectuate such transactions. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Andeavor and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of this phrase under applicable law. Accordingly, the Indenture will provide that for all purposes, the term “all or substantially all”, as set forth above shall not be read to mean “any” of the assets of Andeavor or its Subsidiaries as a result of Andeavor and/or a Subsidiary being in the “zone of insolvency”. The ability of a holder of notes to require Andeavor to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of Andeavor and its Subsidiaries taken as a whole to another Person or group may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

The provisions of the Indenture relating to Andeavor’s obligation to make an offer to repurchase a series of notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the applicable series of notes.

Holders will not be entitled to require us to purchase their notes in the event of a takeover, recapitalization, leveraged buyout, private equity investment or similar transaction that is not a Change of Control Triggering Event. In addition, holders will not be entitled to require us to purchase their notes in circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest.

Andeavor will not be required to make a Change of Control Offer with respect to the notes of any series upon a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer with respect to the notes of each series in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture that are applicable to a Change of Control Offer made by Andeavor and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (ii) Andeavor has previously or concurrently mailed a redemption notice with respect to all outstanding notes that is unconditional (except for consummation of the Change of Control and any related financing transactions) as described under “Optional Redemption.” A Change of Control Offer may be made with respect to the notes of any series in advance of a Change of Control Triggering Event, and conditional upon the occurrence of such Change of Control Triggering Event, if a definitive agreement for the Change of Control is in place at the time of making of the Change of Control Offer.

With respect to the notes of any series, if holders of not less than 90% in aggregate principal amount of the outstanding notes of such series tender and do not withdraw such notes in a Change of Control Offer and Andeavor, or any third party making a Change of Control Offer in lieu of Andeavor as described above, purchases all of such notes validly tendered and not withdrawn by such holders, Andeavor or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes of such series that remain outstanding following such purchase at a price in cash equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest and additional interest, if any, thereon, to the date of redemption, subject to the right of holders of notes of record on the relevant record date to receive interest due on the relevant interest payment date.

Certain Covenants

The Indenture contains covenants including, among others, those summarized below.

Secured Indebtedness

If Andeavor or any Restricted Subsidiary incurs any Indebtedness secured by a Lien (other than a Permitted Lien) on any Principal Property or on any share of stock or Indebtedness of a Restricted Subsidiary, Andeavor or such Restricted Subsidiary, as the case may be, will secure the notes of each series equally and ratably with (or, at its option, prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien.

Merger, Consolidation or Sale of Assets

The Indenture provides that Andeavor will not consolidate or merge with or into (whether or not Andeavor is the surviving corporation), or sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless Andeavor is the resulting, transferee or surviving Person or the resulting, transferee or surviving Person (if other than Andeavor) is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof or the District of Columbia and such resulting, transferee or surviving Person assumes, pursuant to a supplemental indenture and other documentation in form and substance reasonably satisfactory to the trustee, all of the obligations and covenants of Andeavor under the Indenture and the notes of each series; provided that, unless such resulting, transferee or surviving Person is a corporation, a corporate co-issuer of the notes of each series will be added to the Indenture by such supplemental indenture.

Upon any transaction or series of related transactions that are of the type described in, and are effected in accordance with, the foregoing paragraph, the surviving Person (if other than Andeavor) shall succeed to, and be substituted for, and may exercise every right and power of, Andeavor under the Indenture and the notes of each series with the same effect as if such surviving Person had been named as Andeavor in the Indenture, and when a surviving Person duly assumes all of the obligations and covenants of Andeavor pursuant to the Indenture and the notes of each series, the predecessor Person shall be relieved of all such obligations.

This “Merger, Consolidation or Sale of Assets” covenant does not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Andeavor and any of the Guarantors.

Additional Subsidiary Guarantees

The Indenture provides that if, after the Issue Date, any Domestic Subsidiary that is not already a Guarantor (whether or not acquired or created by Andeavor or a Subsidiary after the Issue Date) guarantees Indebtedness of Andeavor or becomes an obligor, in each case, under any Senior Secured Credit Facility or under any capital markets securities with respect to which Andeavor or a Guarantor is an obligor or a guarantor, then such Domestic Subsidiary will become a Guarantor with respect to the notes of each series issued thereunder by executing and delivering a supplemental indenture, in the form provided for in the Indenture, to the trustee within 180 days of the date on which it guarantees such Indebtedness. Notwithstanding the preceding, any Subsidiary Guarantee of a Subsidiary that was incurred pursuant to this paragraph will be released in the circumstances described under “—Subsidiary Guarantees.”

Reports

The Indenture provides that whether or not required by the Commission’s rules and regulations, so long as any notes of any series are outstanding, Andeavor will furnish (whether through hard copy or internet-accessible data) to the holders of notes of any outstanding series and the trustee, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if Andeavor were required to file such reports; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Andeavor were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Andeavor’s consolidated financial statements by Andeavor’s independent registered public accounting firm. In addition, Andeavor will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

If at any time Andeavor is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Andeavor will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing; provided that, for so long as Andeavor is not subject to the periodic reporting requirements of the Exchange Act for any reason, the time period for filing reports on Form 8-K shall be ten business days after the event giving rise to the obligation to file such report. Andeavor agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept Andeavor’s filings for any reason, Andeavor will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Andeavor were required to file those reports with the Commission, subject to the above proviso.

In addition, Andeavor and the Guarantors agree that, for so long as any notes of any series remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Andeavor will be deemed to have furnished such reports to the trustee and the holders of notes if it has filed such reports with the Commission using the EDGAR filing system (or any successor thereto) and such reports are publicly available.

In the event that any direct or indirect parent company of Andeavor becomes a guarantor of each outstanding series of the notes, the obligations under this covenant may be satisfied by such parent company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent company, on the one hand, and the information relating to the Andeavor and its subsidiaries on a standalone basis, on the other hand.

Events of Default and Remedies

The Indenture provides that any of the following will constitute an Event of Default with respect to a series of notes:

(1) default for 30 days in the payment when due of interest (including additional interest, if applicable) on any note of such series;

(2) default in payment when due of the principal of, or premium, if any, on any note of such series;

(3) failure by Andeavor to comply with the provisions described above under the captions “—Certain Covenants—Merger, Consolidation or Sale of Assets” and “—Repurchase at the Option of Holders—Change of Control Triggering Event” and such failure continues for 30 days after written notice is given to Andeavor as provided below, with respect to such series of notes or in any series of notes;

(4) failure by Andeavor to comply with the covenant described under “—Certain Covenants—Reports” and such failure continues for 120 days after written notice is given to Andeavor as provided below with respect to such series of notes or in any series of notes;

(5) failure by Andeavor or any of its Restricted Subsidiaries to comply with any other agreement in the Indenture or any series of notes (other than a failure that is subject to clause (1), (2), (3) or (4) above) and such failure continues for 90 days after written notice is given to Andeavor as provided below with respect to such series of notes or in any series of notes;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Andeavor or any Guarantor (or the payment of which is guaranteed by Andeavor or any Guarantor), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity, and,

in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $250 million or more, and such default shall not have been cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within ten business days after the running of such grace period or the occurrence of such acceleration; and

(7) certain events of bankruptcy or insolvency with respect to Andeavor., or any group of Guarantors that when taken together would constitute a Significant Subsidiary or any Guarantors that is a Significant Subsidiary upon the occurrence of such events; and

(8) except as permitted by the Indenture, any Subsidiary Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture).

A Default under clause (3), (4) or (5) above will not be an Event of Default with respect to a series of notes until the trustee or the holders of not less than 25% in the aggregate principal amount of the then-outstanding notes of such series provides written notice to Andeavor of the Default and Andeavor does not cure such Default within the specified time after receipt of such notice.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of a series then outstanding, voting as a single class, may declare all notes of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Andeavor, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, all the notes will become due and payable without further action or notice. Holders of notes may not enforce the Indenture or the notes except as provided therein. Subject to certain limitations, the holders of a majority in aggregate principal amount of the then-outstanding notes of a series may direct the trustee in its exercise of any trust or power with respect to such series. The trustee may withhold notice from holders of the notes of any series of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

In the case of an Event of Default specified in clause (6) of the first paragraph under this caption, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded with respect to the notes of each series, automatically and without any action by the trustee or the holders of such notes, if within 60 days after such Event of Default first arose Andeavor delivers an officers’ certificate to the trustee stating that (1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (2) the holders of the Indebtedness have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (3) the default that is the basis for such Event of Default has been cured; provided, however, that in no event shall an acceleration of the principal amount of any series of notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of any series of notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a note of any series may pursue any remedy with respect to the Indenture or the notes of such series unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then-outstanding notes of such series have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then-outstanding notes of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the outstanding notes of a series by notice to the trustee may on behalf of all holders of the notes of such series (1) waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest, if any, on, or the principal of or premium on, the notes of any series and (2) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

Andeavor is required to deliver to the trustee annually a statement regarding compliance with the Indenture and Andeavor will be required upon becoming aware of any Default or Event of Default under the Indenture to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Managers, Incorporators, Members, Partners and Stockholders

No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Capital Stock of Andeavor or any of its Subsidiaries, as such, shall have any liability for any obligations of

Andeavor or any Guarantor under the notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note by accepting the note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

Andeavor may, at its option and at any time, elect to have all of its obligations discharged with respect to a series of outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees in respect of such series (“Legal Defeasance”) except for:

(1) the rights of holders of the outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due (but not the Change of Control Payment) from the trust referred to below;

(2) Andeavor’s obligations with respect to holders of such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee and Andeavor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, Andeavor may, at its option and at any time, elect to have the obligations of Andeavor and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers) that are described in the Indenture (“Covenant Defeasance”) with respect to a series of notes and all Obligations of the Guarantor with respect to their Subsidiary Guarantee with respect to such series of notes discharged, and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to such series of notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events relating to Andeavor) described above under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to such series of notes. If Andeavor exercises either its Legal Defeasance or Covenant Defeasance option with respect to a series of notes, each Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee of such series of notes and any security for such series of notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance in respect of a series of notes:

(1) Andeavor must irrevocably deposit with the trustee, in trust, for the benefit of the holders of such series of notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and premium, if any, and interest on the outstanding notes of such series on the stated maturity or on the applicable redemption date, as the case may be, and Andeavor must specify whether the notes of such series are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Andeavor shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (A) Andeavor has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Andeavor shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default in respect of such series shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposit);

(5) such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Andeavor or any Subsidiary Guarantor is a party or by which Andeavor or any Subsidiary Guarantor is bound, or if such breach, violation or default would occur, which is not waived as of, and for all purposes, on and after, the date of such deposit;

(6) Andeavor must deliver to the trustee an officers’ certificate stating that the deposit was not made by Andeavor with the intent of preferring the holders of such series of notes over the other creditors of Andeavor with the intent of defeating, hindering, delaying or defrauding creditors of Andeavor or others; and

(7) Andeavor must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder when:

(a) either (1) all such notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Andeavor) have been delivered to the trustee for cancellation; or (2) all such notes not theretofore delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and Andeavor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such notes not theretofore delivered to the trustee for cancellation for principal, premium, if any, and accrued interest (including additional interest, if any) to the date of maturity or redemption;

(b) no Default or Event of Default with respect to the Indenture or the notes shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Andeavor or any Subsidiary Guarantor is a party or by which Andeavor or any Subsidiary Guarantor is bound;

(c) Andeavor or any Subsidiary Guarantor has paid or caused to be paid all sums due and payable by it under the Indenture; and

(d) Andeavor has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Andeavor must deliver an officers’ certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and qualifications) to the trustee stating that all conditions precedent to satisfaction and discharge set forth in clauses (b) and (d) above have been satisfied; provided that the opinion of counsel with respect to clause (b) above may be to the knowledge of such counsel.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the trustee may require such holder, among other things, to furnish appropriate endorsements and transfer documents and Andeavor may require such holder to pay any taxes and fees required by law or permitted by the Indenture. Andeavor is not required to transfer or exchange any notes selected for redemption. Also, Andeavor is not required to transfer or exchange any notes in respect of which a notice of redemption has been given for a period of 15 days before a selection of the notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then-outstanding notes of all series of notes that are affected by the amendment or supplement, voting as one class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any existing Default, Event of Default or compliance with any provision of the Indenture or such notes or the related Subsidiary Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then-outstanding notes of all series of notes that are affected by such waiver, voting as one class (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for such notes).

Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to the notes held by a non-consenting holder):

(1) reduce the principal amount of the notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenant described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then-outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in currency other than that stated in such note;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on notes (other than as permitted by clause (7) below);

(7) waive a redemption payment with respect to any note (other than a payment required by the covenant described above under the caption “—Repurchase at the Option of Holders”); or

(8) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, Andeavor and the trustee may without the consent of any holder thereof amend or supplement the Indenture, the notes or the Subsidiary Guarantees:

(1) to cure any ambiguity, defect, omission, mistake or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Andeavor’s or any Guarantor’s obligations to holders of the notes in the case of a merger or consolidation or sale of all or substantially all of Andeavor’s or such Guarantor’s assets, including the addition of any required co-issuer of the notes;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights of any such holders under the Indenture;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(6) to add any additional Guarantor or to release any Guarantor from its Subsidiary Guarantee or to evidence or provide for the acceptance of appointment of a successor trustee, in each case, as provided in the Indenture;

(7) to add any additional Events of Default;

(8) to secure the notes and/or the Subsidiary Guarantees;

(9) to conform the text of the Indenture, such notes or the Subsidiary Guarantees to any provision of this “Description of Exchange Notes” to the extent that such provision in this “Description of Exchange Notes” was intended to be a recitation of a provision of the Indenture, the notes or the Subsidiary Guarantees;

(10) to provide for the issuance of additional notes and related guarantees;

(11) to comply with the rules of any applicable securities depository; and

(12) to make any amendment to the provisions of Indenture relating to the transfer and legending of the notes as permitted by the Indenture, including to facilitate the issuance and administration of the notes or to remove legends or restrictions that are no longer applicable; provided however that (i) compliance with the Indenture as so amended would not result in the notes being transferred in violation of any applicable securities law and (ii) such amendment does not materially affect the rights of holders to transfer the notes.

Noteholders should have a reasonable expectation that the Indenture, the notes or the guarantees may be amended, supplemented or waived from time to time in accordance with the terms of the Indenture and that such amendments, supplements or waivers, while being approved by holders of at least a majority in principal amount of then-outstanding notes of all series of notes that are affected by such amendments, supplements or waivers, will be binding on all noteholders. Any such amendment, supplement or waiver may be undertaken by way of a consent solicitation that may involve a tender offer for notes or payment of a consent fee, in each case made in compliance with the terms of the Indenture. A noteholder will be expected to know the terms of the Indenture and the effect of such terms on the notes and their rights as a holder of notes. Copies of the Indenture may be obtained from Andeavor upon request, when available. Holders of the notes will be deemed to have agreed to and accepted the terms of the foregoing amendments, supplements and waivers process (including with respect to thresholds of the holders required for the different amendments, supplements and waivers) by their acceptance of the notes. See “Risk Factors—The terms of the indenture relating to the notes may be amended, waived or supplemented with the approval of holders of at least a majority in principal amount of then-outstanding notes, in which case such amendments, supplements or waivers will be binding on all holders.”

The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the trustee, should it become a creditor of Andeavor or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.

The holders of a majority in aggregate principal amount of the then-outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that if an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes of any series, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture when available without charge by writing to Andeavor at 19100 Ridgewood Parkway, San Antonio, Texas 78259-1828, Attention: General Counsel.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, but excluding, in any event, Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Restricted Subsidiary of such specified Person.

“additional interest” means all additional interest then owing in respect of a note pursuant to the Registration Rights Agreement.

“Affiliate ” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”

(including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Board of Directors” means the Board of Directors of Andeavor or any committee thereof duly authorized to act on behalf of such Board.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 90% of the face amount of all accounts receivable owned by Andeavor and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2) 85% of the book value (before any reduction from current cost to LIFO cost) of all inventory owned by Andeavor and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(3) 100% of the cash and Cash Equivalents owned by Andeavor and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Capital Lease Obligations” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that any obligations of Andeavor or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with Andeavor and its Restricted Subsidiaries (i) that were not or would not have been included on the consolidated balance sheet of Andeavor as capital lease obligations on the Issue Date and (ii) that are subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with Andeavor and its Restricted Subsidiaries, due to a change in accounting treatment or otherwise after the Issue Date, may, in Andeavor’s sole discretion, be deemed not to be treated as a Capital Lease Obligations or Indebtedness.

“Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars, Canadian dollars and the Euro;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits and Eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers’ acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and $100 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P with maturities of not more than one year from the date of acquisition;

(6) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case with maturities of not more than two years from the date of acquisition;

(7) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (6) above and (8) through (10) below;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of not more than two years from the date of acquisition;

(9) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition; and

(10) investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten business days following the receipt of such amounts.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease or other transfer (in one transaction or a series of related transactions) other than by way of merger or consolidation, of all or substantially all of the assets of Andeavor and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) unless immediately following such sale, lease or other transfer in compliance with the Indenture such assets are owned, directly or indirectly, by (A) Andeavor or a Subsidiary of Andeavor or (B) a Person controlled by Andeavor or a Subsidiary of Andeavor; or

(2) the acquisition in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Voting Stock of Andeavor by any Person or Group that beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, at least a majority of the total voting power of Andeavor’s then outstanding Voting Stock;

provided, however, that a transaction in which Andeavor becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (a) the shareholders of Andeavor immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the total voting power of the outstanding Voting Stock of such other Person, immediately following the consummation of such transaction or (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than a holding company satisfying the requirements of this clause, “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, a majority of the total voting power of the outstanding Voting Stock of such Person.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur upon the consummation of any actions undertaken by Andeavor or any of its Subsidiaries solely for the purpose of changing the legal structure of Andeavor or such Subsidiary.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline with respect to the notes.

“Commission” means the U.S. Securities and Exchange Commission.

“Commodity Hedging Agreements” means agreements or arrangements designed to protect such Person against fluctuations in the price of (1) crude oil, natural gas, or other hydrocarbons, including refined hydrocarbon products; (2) electricity and other sources of energy or power used in Andeavor’s refining or processing operations; or (3) any other commodity; in each case, in connection with the conduct of its business and not for speculative purposes.

“Commodity Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Commodity Hedging Agreements.

“Consolidated Net Tangible Assets”, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s balance sheet for the most recent fiscal quarter for which internal financial statements are available, less (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet, in each case, giving pro forma effect to (i) any incurrence, guarantee, repayment, repurchase, redemption, defeasance or discharge of any Indebtedness (other than revolving borrowings under any Credit Facility), or issuance, repurchase or redemption of Disqualified Equity and the use of proceeds therefrom and (2) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers, asset purchase transactions or consolidations and including any related financing transactions.

“Credit Facilities” means, with respect to Andeavor or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Secured Credit Facilities) or other financing arrangements with respect to any obligations in respect of Indebtedness, including, without limitation, commercial paper facilities, indentures or Debt Issuances with banks, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders, other financiers or to special purpose entities formed to borrow from (or sell such receivables to) such lenders or other financiers against such receivables), letters of credit, bankers’ acceptances, other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (including through one or more Debt Issuances) and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement, indenture or other documentation relating thereto).

“Currency Exchange Protection Obligations” mean, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Debt Issuances” means, with respect to Andeavor or any Restricted Subsidiary, one or more issuances after the Issue Date of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

“Disqualified Equity” means, with respect to any person, any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the date on which any outstanding series of notes mature, except such Equity Interest that is solely redeemable with, or solely exchangeable for, any Equity Interest of such Person that is not Disqualified Equity.

“Domestic Subsidiary” means any Subsidiary of Andeavor formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Equity Interests of Andeavor (other than Disqualified Equity) made for cash after the Issue Date.

“Existing Senior Notes” means Andeavor’s (i) 5.375% senior notes due 2022 ($475 million aggregate principal amount outstanding as of the Issue Date) and (ii) 5.125% senior notes due 2024 ($300 million aggregate principal amount outstanding as of the Issue Date).

“Fair Market Value” means, with respect to consideration received or to be received, or given or to be given, pursuant to any transaction by Andeavor or any Restricted Subsidiary, the fair market value of such consideration as determined in good faith by the Board of Directors of Andeavor, whose determination shall be conclusive.

“Financial Hedging Agreements” means (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices and not for speculative purposes.

“Financial Hedging Obligations” means, with respect to any Person, the net payment Obligations of such Person under Financial Hedging Agreements.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof or pledging assets to secure), of all or any part of any Indebtedness.

“Guarantors” means:

(1) each of Andeavor’s Subsidiaries that becomes a guarantor of the notes pursuant to the covenant described above under “—Certain covenants—Additional subsidiary guarantees”; and

(2) each of Andeavor’s Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms thereof.

“Hedging Obligations” means, with respect to any Person, collectively, the Commodity Hedging Obligations of such Person, the Currency Exchange Protection Obligations of such Person and the Financial Hedging Obligations of such Person.

“Indebtedness” means, with respect to any Person, without duplication,

(1) the principal of and premium, if any, with respect to indebtedness of such Person for borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(2) reimbursement obligations of such Person for letters of credit or banker’s acceptances;

(3) Capital Lease Obligations of such Person;

(4) obligations of such Person for the payment of the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes (a) an accrued expense, (b) a trade payable or (c) an earn-out obligation until, after 30 days of becoming due and payable, such earn-out obligation has not been paid and becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) Hedging Obligations (the amount of which at any time of determination shall be equal to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable at such time); or

(6) preferred stock of a Subsidiary that is not a Subsidiary Guarantor (but excluding, in each case, any accrued dividends).

In the case of the foregoing clauses (1) through (5) if and to the extent any of the foregoing obligations or indebtedness (other than letters of credit, banker’s acceptances and Hedging Obligations), but excluding amounts recorded in accordance with Accounting Standards Codification No. 815, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In the case of clause (6), the amount of Indebtedness attributable to such preferred stock shall be the repurchase price calculated in accordance with the terms of such preferred stock as if the preferred stock were repurchased on the date on which Indebtedness is required to be determined pursuant to the Indenture; provided that if the preferred stock is not then permitted to be repurchased, the amount of Indebtedness shall be the greater of the liquidation preference and the book value of the preferred stock.

In addition, the term “Indebtedness” includes, without duplication, to the extent not otherwise included, the guarantee by such Person of any obligations or indebtedness of others of the type referred to in the foregoing clauses (1) through (6), whether or not such guarantee is contingent, and whether or not such guarantee appears on the balance sheet of such Person.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, in each case, regardless of ratings watch.

“Issue Date” means December 22, 2016, the first date on which the notes are issued, authenticated and delivered under the Indenture.

“Lien” means any mortgage, pledge, security interest or other lien or encumbrance.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Obligations” means any principal, premium (if any), interest and interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Andeavor or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees (including the Subsidiary Guarantees) and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

“Permitted Business” means, with respect to Andeavor and its Subsidiaries, the businesses of:

(1) the acquisition, development, operation and disposition of interests in oil, gas and other hydrocarbon properties;

(2) the acquisition, gathering, treating, processing, storage and transportation of production from such interests or properties and related logistics activities;

(3) the acquisition, processing, marketing, refining, distilling, storage and/or transportation of hydrocarbons and/or royalty or other interests in crude oil or refined or associated products related thereto;

(4) the acquisition, operation, improvement, leasing and other use of convenience stores, retail service stations, truck stops and other public accommodations in connection therewith;

(5) the marketing and distribution of petroleum and marine products and the provision of logistical services to marine and offshore exploration and production industries;

(6) any business engaged in by Andeavor or Subsidiaries on the Issue Date;

(7) any business engaged in by Andeavor or Subsidiaries on the date the Merger occurs immediately after giving effect thereto;

(8) any other business that generates gross income at least 90% of which constitutes “qualifying income” under Section 7704(d) of the Code; and

(9) any activity or business that is a reasonable extension, development or expansion of, or reasonably related to, any of the foregoing.

“Permitted Liens” means:

(1) Liens securing Indebtedness incurred under any Credit Facilities and all Obligations and Hedging Obligations relating to such Indebtedness; provided that the aggregate amount of such Indebtedness at any time outstanding that is secured by Liens on any property or asset of Andeavor or any Restricted Subsidiary does not exceed the greatest of (i) $3.50 billion; (ii) the amount of the Borrowing Base at the time of incurrence and (iii) 15% of Consolidated Net Tangible Assets;

(2) Liens other than Liens permitted by clause (1) of this definition of “Permitted Liens” granted in favor of Andeavor or the Guarantors;

(3) Liens to secure Indebtedness (including Capital Lease Obligations, Synthetic Lease Obligations, mortgage financings or purchase money obligations (including Acquired Debt)), in each case, incurred in connection with the purchase of, or for the purpose of financing the purchase of, the cost of construction, improvement or development of, property, plant or equipment used or useful in the Permitted Business (including, without limitation, oil and gas properties) of Andeavor or a Restricted Subsidiary of Andeavor or incurred to extend, refinance, renew, replace, defease or refund any such purchase price or cost of construction, improvement or development, provided that any such Liens cover only the assets acquired, constructed, improved or developed with, or secured by, such Indebtedness;

(4) Liens existing on the Issue Date (other than Liens described in clause (1) above);

(5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently pursued, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(6) Liens on property or other assets of Western and its Subsidiaries existing at the time of the Merger; provided that such Liens were in existence prior to the Merger and were not created in anticipation or contemplation of the Merger; and provided, further, such liens do not extend to any property or other assets other than such property or other assets of Western and its Subsidiaries (plus improvements and accessions to such property or other assets);

(7) Liens on the Retail Properties;

(8) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairman’s or other like Liens arising in the ordinary course of business;

(9) pledges or deposits in connection with workers’ compensation, unemployment insurance, statutory obligations and other types of social security;

(10) deposits to secure the performance of bids, trade contracts (other than for borrowed money), reimbursement obligations owed to insurers, leases, surety and appeal bonds, bids, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(11) easements, rights of way, survey exceptions, reservations of, or rights of others for, licenses, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary conduct of the business of Andeavor or any of its Subsidiaries;

(12) any interest or title of a lessor under any lease entered into by Andeavor or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(13) any Lien securing Indebtedness, neither assumed nor guaranteed by Andeavor or any of its Subsidiaries nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by Andeavor for substation, metering station, pump station, storage, gathering line, transmission line, transportation line, distribution line or for right-of-way purposes, any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause (13) does not materially impair the use of the property covered by such Lien for the purposes of which such property is held by Andeavor or any of its Subsidiaries;

(14) inchoate Liens arising under ERISA;

(15) any obligations or duties affecting any of the property of Andeavor or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(16) defects, irregularities and deficiencies in title of any rights of way or other property of Andeavor or any of its Subsidiaries which, in the aggregate, do not materially impair the use of such rights of way or other property for the purposes for which such rights of way and other property are held by Andeavor or any of its Subsidiaries and defects, irregularities and deficiencies in title to any property of Andeavor or any of its Subsidiaries, which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation;

(17) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Andeavor or any of its Subsidiaries on deposit with or in possession of such bank;

(18) Liens to secure obligations of Andeavor and its Subsidiaries in respect of Commodity Hedging Agreements and Financial Hedging Agreements, in each case not entered into for speculative purposes, and Liens with respect to hedging accounts maintained with dealers of NYMEX or similar contracts which require the maintenance of cash margin account balances;

(19) Liens on property of a Person existing at the time (a) such Person is merged with or into or consolidated with Andeavor or any Restricted Subsidiary, (b) such Person becomes a Restricted Subsidiary or (c) such property is otherwise acquired by Andeavor or a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or other acquisition and do not extend to any assets other than those of the Person merged into or consolidated with Andeavor or the Restricted Subsidiary in the case of a merger or consolidation pursuant to clause (a) or such property in the case of such other acquisition in the case of clause (b) or (c);

(20) Liens to secure any extension, renewal, replacement or refinancing of Indebtedness secured by a Lien permitted by any of the foregoing clauses (4), (6), (13), (18) and (19); provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof) and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness being extended, renewed, replaced or refinanced and (y) an amount necessary to pay accrued interest on such Indebtedness and any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(21) Liens upon specific items of inventory, accounts receivables or other goods and proceeds of Andeavor or any Restricted Subsidiary securing such Person’s obligations in respect of banker’s acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, accounts receivables or other goods and proceeds;

(22) any Lien resulting from the deposit of money or other Cash Equivalents or other evidence of indebtedness in trust for the purpose of defeasing Indebtedness of Andeavor or any Restricted Subsidiary;

(23) any Liens securing industrial development, pollution control or similar bonds;

(24) Liens incurred by Andeavor or any Subsidiary of Andeavor with respect to obligations that at any one time outstanding do not exceed the greater of (a) $175 million or (b) 2.5% of Consolidated Net Tangible Assets;

(25) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business; and

(26) Liens relating to future escrow arrangements securing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any refinery and any related core refining asset having a Fair Market Value in excess of the greater of (a) $250 million and (b) 2.5% of Consolidated Net Tangible Assets (unless the Board of Directors determines that any such property is not material to Andeavor and its subsidiaries taken as a whole), owned by Andeavor or any of its Restricted Subsidiaries.

“Quotation Agent” means the Reference Treasury Dealer selected by the trustee after consultation with Andeavor.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on a series of notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Andeavor (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means the occurrence of a decrease in the rating of any series of notes by one or more gradations by each of Moody’s and S&P (including gradations within the rating categories, as well as between categories), within 60 days before or after the earlier of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control or (z) public notice of the intention of Andeavor to effect a Change of Control (which 60-day period shall be extended so long as the rating of such series of notes is under publicly announced consideration for possible downgrade by either Moody’s or S&P); provided, however, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Decline for purposes of the definition of Change of Control Triggering Event) unless each of Moody’s and S&P making the reduction in rating to which this definition would otherwise apply announces or publicly confirms or informs the trustee in writing at Andeavor’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline).

“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by Andeavor that are primary dealers of Government Securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue with respect to the applicable series of notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding the redemption date.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, among Andeavor, the Guarantors and the initial purchasers.

“Restricted Subsidiary” means any Subsidiary that owns Principal Property; provided that Andeavor Logistics LP and Tesoro Logistics GP, LLC and each of their respective subsidiaries, and following the Merger, Western Refining Logistics LP and Western Refining Logistics GP, LLC and each of their respective subsidiaries, shall not be Restricted Subsidiaries.

“Retail Properties” means all assets directly related to the retail sale of gasoline and diesel fuel in retail markets in the United States, including, without limitation, all related gas stations, convenience stores, merchandise items, tow trucks, auto maintenance facilities, oil change facilities, and car washes; provided that such assets will not include any assets relating to the sale of petroleum products in bulk and wholesale markets.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Revolving Credit Facility” means that certain Credit Agreement, dated as of September 30, 2016, as amended, supplemented, amended and restated, replaced, or refinanced from time to time, among Andeavor, JPMorgan Chase Bank, N.A., as Administrative Agent, and the financial institutions from time to time party thereto, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Senior Secured Credit Facilities” means the Senior Revolving Credit Facility and any Senior Term Loan Credit Facility and any agreements and related documents governing Indebtedness or Obligations incurred to refinance amounts then outstanding or permitted to be outstanding, whether or not with the original administrative agent, lenders, investment banks, insurance companies, mutual funds, other institutional lenders, institutional investors or any of the foregoing and whether provided under the original agreement or other documentation relating thereto.

“Senior Term Loan Credit Facility” means any senior secured term loan credit facility, as amended, supplemented, amended and restated, replaced, or refinanced from time to time, among Andeavor and the financial institutions from time to time party thereto, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal, or sinking fund or mandatory redemption of principal, on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid or made, as applicable, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary ” means, with respect to any Person,

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (1) and related to such Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee of any series of notes by each of the Guarantors pursuant to the Indenture and any additional guarantee of any series of notes to be executed by any Domestic Subsidiary of Andeavor pursuant to the covenant described above under the caption “—Certain Covenants—Additional Subsidiary Guarantees”.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

THE EXCHANGE OFFERS

Purpose of the Exchange Offers

The Original Notes were purchased by the Initial Purchasers on December 22, 2016, for resale to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside of the United Stated to non-U.S. persons in compliance with Regulation S under the Securities Act. In connection with the sale of the Original Notes, we and Goldman, Sachs & Co., as representative to the Initial Purchasers (the “Representative”), entered into a registration rights agreement, dated December 15, 2016 (the “Registration Rights Agreement”).

We are making the Exchange Offers in reliance on the position of the SEC as set forth in Exxon Capital Holdings Corporation and similar no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of Exchange Notes who is not our “affiliate” within the meaning of Rule 405 of the Securities Act and who exchanges Original Notes for Exchange Notes in the Exchange Offers generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.

Any holder of the Original Notes using the Exchange Offers to participate in a distribution of Exchange Notes cannot rely on the no-action letters referred to above. Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offers may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See “Plan of Distribution”. You may not participate in the Exchange Offers if you are a broker-dealer tendering Original Notes that you acquired directly from us for your own account.

Except as set forth in this prospectus, this prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.

The Exchange Offers are not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the Exchange Offers or the acceptance of them would not be in compliance with the securities or blue sky laws of such jurisdiction.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” below.

Terms of the Exchange Offers

Based on the terms and subject to the conditions set forth in this prospectus and accompanying Letter of Transmittal, we will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date for the Exchange Offers. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes validly tendered pursuant to the Exchange Offers on or before the Expiration Date and not validly withdrawn. Holders may tender some or all of the Original Notes pursuant to the Exchange Offers. The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Original Notes to be tendered.

Promptly after the Expiration Date (unless extended as described in this prospectus), we will issue an aggregate principal amount of up to $850,000,000 of 2023 Exchange Notes for a like principal amount of outstanding 2023 Original Notes tendered and accepted and up to $750,000,000 of 2026 Exchange Notes for a like principal amount of outstanding 2026 Original Notes tendered and accepted in connection with the Exchange Offers. The Exchange Notes issued in connection with the Exchange Offers will be delivered promptly after the Expiration Date.

The form and terms of the Exchange Notes will be substantially identical to the terms of the Original Notes, except that:

•	the Exchange Notes will have different CUSIP numbers from the Original Notes;

•	the Exchange Notes will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer of the Exchange Notes; and

•	holders of the Exchange Notes will not be entitled to any rights under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offers, or to the additional interest provisions of the Registration Rights Agreement.

The Exchange Notes will evidence the same debt as the Original Notes and will be issued under the same indenture and be entitled to the same benefits under that indenture as the Original Notes being exchanged. As a result, the Original Notes and the Exchange Notes will be treated as a single series under the indenture.

No interest will be paid in connection with the Exchange Offers. The Exchange Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Original Notes or, if no interest has been paid on the Original Notes, from the date of original issue of the Original Notes. Accordingly, the holders of Original Notes that are accepted for exchange will not receive accrued but unpaid interest on Original Notes at the time of tender. Rather, that interest will be payable on the Exchange Notes delivered in exchange for the Original Notes on the first interest payment date after the Expiration Date.

In connection with the issuance of the Original Notes, we arranged for the Original Notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under “Description of Exchange Notes—Form and Title”, Exchange Notes will be issued in the form of one or more global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Description of Exchange Notes—Form and Title”.

Original Notes that are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offers will remain outstanding and be entitled to the benefits of the indenture that governs the notes, but certain registration and other rights under the Registration Rights Agreement will terminate and holders of the Original Notes will generally not be entitled to any registration rights under the Registration Rights Agreement. See “—Consequences of Failure to Properly Tender Original Notes in the Exchange Offers”.

We shall be considered to have accepted validly tendered Original Notes if and when we have given oral (to be followed by prompt written notice) or written notice to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder promptly after the Expiration Date for the Exchange Offers.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the Exchange Offers. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offers. See “—Fees and Expenses”.

Expiration Date; Extension; Termination; Amendment

The Exchange Offers will remain open for at least 20 full business days. The Expiration Date for the Exchange Offers is 5:00 p.m., New York City time, on January 17, 2018 unless extended by us in our sole discretion, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offers are extended with respect to either or both series of Exchange Notes.

Subject to applicable law, we reserve the right, in our sole discretion:

•	to delay accepting any Original Notes, to extend either Exchange Offer or to terminate either Exchange Offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral (to be followed by prompt written notice) or written notice of the delay, extension or termination to the Exchange Agent; or

•	to amend the terms of either Exchange Offer in any manner.

If we amend either Exchange Offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend such Exchange Offer for a period of five to ten business days. Neither Exchange Offer is conditioned upon the other Exchange Offer, and we may terminate either Exchange Offer without terminating the other Exchange Offer.

If we determine to extend, amend or terminate either Exchange Offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

If we delay accepting any Original Notes or terminate either Exchange Offer, we promptly will pay the consideration offered, or return any Original Notes deposited, pursuant to the Exchange Offers as required by Rule 14e-1(c).

Conditions to the Exchange Offers

Notwithstanding any other provisions of the Exchange Offers, or any extension of the Exchange Offers, we will not be required to accept for exchange, or to exchange any Exchange Notes for, any Original Notes and we may terminate either Exchange Offer or, at our option, modify, extend or otherwise amend either Exchange Offer, if any of the following conditions are not satisfied at or prior to the Expiration Date:

(1) In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or on of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers by or before any court or governmental regulatory or administrative agency, authority, or tribunal, which either:

•	challenges the making of the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers; or

•	in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Andeavor and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to Andeavor of the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers;

(2) None of the following has occurred:

•	the SEC has issued a stop order which would suspend the effectiveness of the registration statement of which this prospectus forms a part or the qualification of the applicable indenture governing the Exchange Notes under the Trust Indenture Act of 1939;

•	any general suspension of, or limitation on, trading in securities on any United States national securities exchanges or in the over the counter market (whether or not mandatory);

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	any material adverse change in the United States’ securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offers, a material acceleration or worsening thereof; and

(3) The trustee under our Indenture has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, either of the Exchange Offers, nor has the trustee taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offers.

We expressly reserve the right to amend or terminate either Exchange Offer and to reject for exchange any Original Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offers specified above. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and except as set forth below, may be waived by us, in whole or in part in our sole discretion. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding. We may, at our option and in our sole discretion, waive any such conditions except for the condition that the registration statement of which this prospectus forms a part is not subject to a stop order or any proceedings for that purpose.

All conditions to the Exchange Offers must be satisfied or, where permitted, waived, at or by the Expiration Date. In addition, we may in our absolute discretion, subject to applicable law, terminate either Exchange Offer for any other reason.

If any of the foregoing conditions are not satisfied, we may, at any time at or prior to the Expiration Date:

(1) terminate either Exchange Offer and promptly return all tendered Original Notes with respect to that Exchange Offer to the respective tendering holders;

(2) modify, extend or otherwise amend either Exchange Offer and retain all tendered Original Notes with respect to that Exchange Offer until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or

(3) waive the unsatisfied conditions, except for the condition that the registration statement of which this prospectus forms a part is not subject to a stop order or any proceedings for that purpose, with respect to either Exchange Offer and accept all Original Notes tendered and not previously validly withdrawn.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of Original Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Exchange Offers described in this prospectus and in the letter of transmittal. The participation in the Exchange Offers by a tendering holder of Original Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Original Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Absence of Dissenters’ Rights of Appraisal

Holders of the Original Notes do not have any dissenters’ rights of appraisal in connection with the Exchange Offers.

Procedures for Tendering Original Notes

If you hold Original Notes and wish to have those notes exchanged for Exchange Notes, you must validly tender (or cause the valid tender of) your Original Notes using the procedures described in this prospectus and in the accompanying letter of transmittal.

The procedures by which you may tender or cause to be tendered Original Notes will depend upon the manner in which you hold the Original Notes, as described below.

If you are a beneficial owner which holds Original Notes through Euroclear or Clearstream Luxembourg and wish to tender your Original Notes, you must instruct Euroclear or Clearstream Luxembourg, as the case may be, to block the account in respect of the tendered Original Notes in accordance with the procedures established by Euroclear or Clearstream Luxembourg. You are encouraged to contact Euroclear and Clearstream Luxembourg directly to ascertain their procedure for tendering Original Notes.

Original Notes Held with DTC by a DTC Participant

Pursuant to authority granted by DTC, if you are a DTC participant that has Original Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Original Notes as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Original Notes credited to their accounts. Within two business days after the date of this prospectus, the Exchange Agent will establish accounts with respect to the Original Notes at DTC for purposes of the Exchange Offers.

Tenders of Original Notes will be accepted only integral multiples of $1,000. No alternative, conditional or contingent tenders will be accepted.

Any DTC participant may tender Original Notes by effecting a book-entry transfer of the Original Notes to be tendered in the Exchange Offers into the account of the Exchange Agent at DTC and either (1) electronically transmitting its acceptance of the Exchange Offers through DTC’s ATOP procedures for transfer or (2) completing and signing the letter of transmittal according to the instructions contained therein and delivering it, together with any signature guarantees and other required documents, to the Exchange Agent at its address on the back cover page of this prospectus, in either case before the Expiration Date of the Exchange Offers.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to and received by the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Original Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Andeavor may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date of the Exchange Offers. A letter of transmittal need not accompany tenders effected through ATOP; however, you will be bound by its terms just as if you had signed it.

The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent prior to the Expiration Date of the Exchange Offers at one of its addresses set forth on the back cover page of this prospectus. Delivery of these documents to Andeavor or DTC does not constitute delivery to the Exchange Agent.

Original Notes Held Through a Nominee by a Beneficial Owner

Currently, all of the Original Notes are held in book-entry form and can only be tendered by following the procedures described under “—Procedures for Tendering Original Notes—Original Notes Held with DTC by a DTC Participant”. However, any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if it wishes to participate in the Exchange Offers. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offers a number of days before the Expiration Date in order for such entity to tender Original Notes on your behalf at or prior to the Expiration Date in accordance with the terms of the Exchange Offers.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Exchange Offers. Accordingly, beneficial owners wishing to participate in the Exchange Offers should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Exchange Offers.

Letter of Transmittal

Subject to and effective upon the acceptance for exchange and issuance of Exchange Notes, in exchange for Original Notes tendered by a letter of transmittal in accordance with the terms and subject to the conditions set forth in this prospectus, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message) a tendering holder of Original Notes:

•	irrevocably sells, assigns and transfers to or upon the order of Andeavor all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, the Original Notes tendered thereby;

•	represents and warrants that the Original Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind; and

•	irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Original Notes (with full knowledge that the Exchange Agent also acts as the agent of Andeavor and an affiliate of the Exchange Agent acts as trustee under the Indenture), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Original Notes tendered to be assigned, transferred and exchanged in the Exchange Offers.

Proper Execution and Delivery of Letter of Transmittal

If you wish to participate in the Exchange Offers, delivery of your Original Notes, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the Exchange Agent. If you mail these items, we recommend that you (1) use registered mail properly insured with return receipt requested and (2) mail the required items in sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on the letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on the letter of transmittal need not be guaranteed if:

•	the letter of transmittal is signed by a DTC participant whose name appears on a security position listing of DTC as the owner of the Original Notes and the portion entitled “Special Issuance Instructions” on the letter of transmittal has not been completed; or

•	the Original Notes are tendered for the account of an eligible institution. See Instruction 4 in the letter of transmission.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal, or facsimile thereof, the tendering holders of Original Notes waive any right to receive any notice of the acceptance for exchange of their Original Notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name, address and DTC participant number to which unexchanged Original Notes should be delivered by book-entry transfer, if different from the name and address of the person signing the letter of transmittal. If those instructions are not given, Original Notes not tendered or exchanged will be returned by book-entry transfer to the tendering holder.

Miscellaneous

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Original Notes will be determined by us in our absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tendered Original Notes determined by us not to be in proper form or not to be tendered properly or any tendered Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Original Notes, whether or not waived in the case of other Original Notes. Our interpretation of the terms and conditions of the Exchange Offers, including the terms and instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, none of we, the Exchange Agent or any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Original Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

In addition, we reserve the right, as set forth above under the caption “—Conditions to the Exchange Offers”, to terminate either Exchange Offer. By tendering, each holder represents and acknowledges to us, among other things, that:

•	it has full power and authority to tender, sell, assign and transfer the Original Notes it is tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

•	the Exchange Notes acquired in connection with the Exchange Offers are being obtained in the ordinary course of business of the person receiving the Exchange Notes;

•	at the time of commencement of the Exchange Offers it had no arrangement with any person to participate in a distribution of such Exchange Notes;

•	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of our company; and

•	if the holder is a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes, and that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution”.

There are no guaranteed delivery procedures for the Exchange Offers. Holders must tender their Original Notes via the ATOP system in accordance with the procedures of the letter of transmittal by the Expiration Date.

Withdrawal of Tenders

Tenders of Original Notes in the Exchange Offers may be validly withdrawn at any time prior to the Expiration Date.

Beneficial owners desiring to withdraw a tender of Original Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their Original Notes. In order to withdraw Original Notes previously tendered, a DTC participant may, prior to the Expiration Date of the Exchange Offers, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the Exchange Agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The withdrawal notice must:

•	specify the name of the tendering holder of Original Notes;

•	bear a description, including the series, of the Original Notes to be withdrawn;

•	specify the aggregate principal amount represented by those Original Notes;

•	specify the name and number of the account at DTC to be credited with the withdrawn Original Notes; and

•	be signed by the holder of those Original Notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those Original Notes.

The signature on any notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Original Notes have been tendered for the account of an eligible guarantor institution.

Withdrawal of tenders of Original Notes may not be rescinded, and any Original Notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offers. Validly withdrawn Original Notes may, however, be re-tendered by again following one of the procedures described in “—Procedures for Tendering Original Notes” at or prior to the Expiration Date.

Exchange Agent

U.S. Bank National Association has been appointed as Exchange Agent in connection with the Exchange Offers. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the Exchange Agent at its offices at 111 Fillmore Avenue, Saint Paul, Minnesota 55107, as Exchange Agent. The Exchange Agent’s telephone number is 800-934-6802 and facsimile number is 651-466-7367.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offers. We will pay certain other expenses to be incurred in connection with the Exchange Offers, including the fees and expenses of the Exchange Agent and certain accounting and legal fees.

Holders who tender their Original Notes for exchange generally will not be obligated to pay transfer taxes. If, however,

•	Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered,

•	tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	a transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the Exchange Offers,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offers. Payments made to other third parties will be expensed as incurred in accordance with generally accepted accounting principles.

Consequences of Failure to Properly Tender Original Notes in the Exchange Offers

Issuance of the Exchange Notes in exchange for the Original Notes under the Exchange Offers will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC through ATOP) and the certificate(s) representing such Original Notes (or confirmation of book-entry transfer), and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offers, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the Exchange Offers, certain registration rights under the Registration Rights Agreement will terminate.

In the event the Exchange Offers are completed, we generally will not be required to register the remaining Original Notes. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

•	the remaining Original Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law; and

•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the Exchange Offers, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors—Risks Relating to Participation in the Exchange Offers—If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid”.

BOOK-ENTRY, DELIVERY AND FORM

Andeavor has obtained the information in this section concerning DTC, Clearstream Luxembourg, and Euroclear and their book-entry systems and procedures from sources that Andeavor believes to be reliable. Andeavor takes no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects Andeavor’s understanding of the rules and procedures of DTC, Clearstream Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Exchange Notes will be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold Andeavor’s interests in the global notes in the United States through DTC, or in Europe through Clearstream Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear.

So long as DTC or its nominee is the registered owner of the global securities representing the Exchange Notes, DTC or such nominee will be considered the sole owner and holder of the Exchange Notes for all purposes of the Exchange Notes and the Indenture. Except as provided below, owners of beneficial interests in the Exchange Notes will not be entitled to have the Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of the Exchange Notes in definitive form and will not be considered the owners or holders of the Exchange Notes under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in an Exchange Note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Exchange Notes.

Unless and until Andeavor issues the Exchange Notes in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated Notes”:

•	you will not be entitled to receive a certificate representing Andeavor’s interest in the notes;

•	all references in this prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the Exchange Notes. The Exchange Notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “—Certificated notes.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-entry Format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving Andeavor’s payments under this system. Neither we, the trustee under the Indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Exchange Notes to owners of beneficial interests in the Exchange Notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Exchange Notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the Exchange Notes on Andeavor’s behalf. Andeavor and the trustee under the Indenture have no responsibility for any aspect of the actions of DTC, Clearstream Luxembourg or Euroclear or any of their direct or indirect participants. In addition, Andeavor and the trustee under the Indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the Exchange Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Andeavor also does not supervise these systems in any way.

The trustee will not recognize you as a holder under the Indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the Exchange Notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Andeavor’s ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents Andeavor’s notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to Andeavor as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Exchange Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream Luxembourg or the Euroclear participant, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Exchange Notes among participants of DTC, Clearstream Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers Within and Among Book-entry Systems

Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream Luxembourg customers and Euroclear participants will occur in accordance with its applicable rules and operating procedures.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Notes

Andeavor will issue Exchange Notes to you or Andeavor’s nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•	Andeavor advises the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Exchange Act, and the trustee or Andeavor is unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the indenture; or

•	we, at Andeavor’s option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that Exchange Notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the Exchange Notes along with instructions for re-registration. The trustee will re-issue the debt securities in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE EXCHANGE OFFERS

An exchange of Original Notes for Exchange Notes pursuant to the Exchange Offers should not be treated as a disposition of the Original Notes for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, (a) a holder of Original Notes should not recognize gain or loss in respect of such exchange, (b) a holder’s tax basis in the Exchange Notes should equal its tax basis in the Original Notes, (c) a holder’s holding period in the Exchange Notes should include its holding period in the Original Notes, and (d) a holder should be subject to tax in respect of the Exchange Notes in the same manner as with respect to the Original Notes.

PLAN OF DISTRIBUTION

If you want to participate in the Exchange Offers, you must represent, among other things, that you:

•	are not a broker-dealer tendering Original Notes that you acquired directly from us for your own account;

•	are acquiring the Exchange Notes in the ordinary course of your business;

•	have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and

•	are not an “affiliate” as defined under Rule 405 of the Securities Act.

If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above under “Summary—The Exchange Offers—Resale of Exchange Notes” and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. Andeavor has agreed that, for a period of 90 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

Andeavor will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the Expiration Date, Andeavor will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offers other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

THE EXCHANGE AGENT

U.S. Bank National Association has been appointed as the Exchange Agent for the Exchange Offers. Letters of transmittal and all correspondence in connection with the Exchange Offers should be sent or delivered by each holder of Original Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the Exchange Agent at the address and telephone number set forth on the back cover of this prospectus.

Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the Exchange Agent at the address and telephone numbers listed below. Holders of Original Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offers.

We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

The address for U.S. Bank National Association is: 111 Fillmore Avenue, Saint Paul, Minnesota 55107. The Exchange Agent’s telephone number is 800-934-6802 and facsimile number is 651-466-7367.

Questions and requests for assistance related to the Exchange Offers or for additional copies of this prospectus and the letter of transmittal may be directed to the Exchange Agent at the telephone number and address listed above.

DELIVERY OF A LETTER OF TRANSMITTAL OR TRANSMISSION OF INSTRUCTIONS TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN THAT OF THE EXCHANGE AGENT AS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS DOES NOT CONSTITUTE VALID DELIVERY.

VALIDITY OF NOTES

The validity of the Exchange Notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Andeavor appearing in Andeavor’s Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of Andeavor’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Western Refining, Inc. as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016 incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Andeavor filed on July 20, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ANDEAVOR

OFFERS TO EXCHANGE

PROSPECTUS

The Exchange Agent for the Exchange Offers is:

U.S. Bank National Association

Requests for additional copies of this prospectus and the letter of transmittal may be directed to the Exchange Agent at the address or telephone number set forth above. Beneficial owners may also contact their custodian for assistance concerning the Exchange Offers.

Until January 17, 2018, all dealers that effect transactions in the Exchange Notes, whether or not participating in the Exchange Offers, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.